As Filed with the Securities and Exchange Commissions on April 12, 2007

Registration No. 333-130866

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

POST-EFFECTIVE

AMENDMENT TO FORM S-3 ON

FORM SB - 2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intrusion Inc.

(Name of small business issuer in its charter)

Delaware	3576	75-1911917
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer incorporation or identification No.)

1101 East Arapaho Road, Suite 200

Richardson, TX 75081

Ph: (972) 234-6400

(Address and telephone number of principal executive offices)

Intrusion Inc.

1101 East Arapaho Road, Suite 200

Richardson, TX 75081

Ph: (972) 234-6400

(Address of principal place of business or intended principal place of business)

(Name, address and telephone number of agent for service)

With copy to:

Quentin Faust

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

Ph: (214) 659-4400

Facsimile: (214) 659-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01 per share	778,572	$2.03 (3)	$1,775,121.32 (3)	$189.94 (3)

(1)             In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2)             Includes 309,837 shares of our common stock reserved for issuance upon the exercise of outstanding warrants and 468,735 shares of our common stock reserved for issuance upon the conversion of outstanding convertible preferred stock.

(3)             A registration fee of $189.94 was previously paid with respect to 874,444 shares of common stock originally registered based upon the proposed maximum offering price of $2.03 yielding a proposed maximum aggregate offering price of $1,775,121.

SUBJECT TO COMPLETION DATED APRIL 12, 2007

778,572 Shares

Intrusion Inc.

Common Stock

This prospectus relates to up to 778,572 shares of our common stock that the selling stockholders named on page 49 in this prospectus, or their respective pledgees, donees, transferees or other successors in interest that receive these shares as a gift, partnership distribution or other non sale related transfer, may offer for resale from time to time.

Of the 778,572 shares of common stock to which this prospectus relates:

•      468,735 shares underlie currently outstanding Series 3 5% convertible preferred stock; and

•      309,837 shares underlie currently outstanding warrants.

The prices at which these stockholders may sell the shares will be determined by the prevailing market prices for the shares or in negotiated transactions.  We will not receive any of the proceeds from the sale of the shares, but we will receive the exercise price of the warrants if they are exercised for cash.  If all of the warrants for which we are registering the underlying shares of our common stock are exercised for cash, as of the date of this prospectus, we would receive an aggregate of approximately $154,919

Our common stock is currently quoted on The OTC Bulletin Board under the symbol “INTZ.”  On March 30, 2007, the last reported sales price on our common stock was $0.52 per share.

An investment in our common stock involves substantial risk.  These risks are described under the caption “Risk Factors” beginning on page 5  and the section entitled “Additional Factors That May Affect Future Results of Operations” in the documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2007.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this document or any other document to which we refer you. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in a jurisdiction where the offer or sale is not permitted. The information contained in this document is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of shares of common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information about us and the offering that is contained elsewhere in this prospectus.  You should read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors” on page 5 and the financial statements and related notes included elsewhere in this prospectus, as well as the other documents to which we refer you.  Except as otherwise indicated by the context, references in this prospectus to “we,” “us,” or “our” are to the combined business of Intrusion Inc. (“Intrusion or INTZ”) and its wholly-owned subsidiaries.   All references to “dollars” or “$” refers to United States dollars.

Our Business

We develop, market and support a family of network intrusion prevention, intrusion detection, regulated information compliance, data privacy protection and entity identification products.  Our product families include the Compliance Commander for regulated information and data privacy protection, Intrusion SpySnare for real-time inline blocking of spyware and unwanted peer-to-peer (P2P) applications, Intrusion SecureNet for network intrusion prevention and detection and TraceCop for identity identification.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.

We market and distribute our products through a direct sales force to end-users, distributors and numerous system integrators, managed service providers and value-added resellers. Our end-user customers include banks, credit unions, other financial institutions, U.S. federal government entities, foreign government entities and local government entities, high technology, e-commerce and telecommunication companies, hospital and other healthcare providers and academic institutions.  Essentially, our end-users can be defined as “any end-user requiring network security solutions for protecting their mission critical data”.

Our Corporate Information

We were organized in Texas in September 1983 and reincorporated in Delaware in October 1995. For more than 15 years, we provided local area networking equipment and were known as Optical Data Systems or ODS Networks. On April 17, 2000, we announced plans to sell, or otherwise dispose of, our networking divisions, which included our Essential Communications division and our local area networking assets. On June 1, 2000, we changed our name from ODS Networks, Inc. to Intrusion.com, Inc., and our ticker symbol from ODSI to INTZ to reflect our focus on intrusion prevention and detection solutions, along with information compliance and data privacy protection products. On November 1, 2001, we changed our name from Intrusion.com, Inc. to Intrusion Inc.

Our principal executive offices are located at 1101 East Arapaho Road, Suite 200, Richardson, Texas 75081, and our telephone number is (972) 234-6400.  Our website URL is www.intrusion.com.  References to “we”, “us”, “our” or “Intrusion Inc.” refer to Intrusion Inc. and its subsidiaries.  Compliance Commander™, SecureNet™, TraceCop™ and SpySnare™ are trademarks of Intrusion Inc.

Registration of Other Shares

On March 25, 2004, we completed a $5.0 million private placement of 5% Convertible Preferred Stock and warrants.  In the private placement, we sold 1,000,000 shares of preferred stock at a price of $5.00 per share for gross proceeds of $5.0 million, less $275,000 of issuance costs.  The preferred shares may be converted into 1,590,331 shares of common stock at an initial conversion price of $3.144 per share.  Included in this transaction were warrants to purchase 556,619 shares of common stock at an exercise price of $3.144 per share.  In connection with the closing of this private placement, we issued warrants to purchase 64,408 shares of our common stock at an exercise price of $3.144 per share to our financial advisor for assistance with the private placement.

On March 18, 2004, we filed an amendment to our certificate of incorporation to effect a one-for-four (1:4) reverse stock split of our common stock.  The reverse stock split became effective on March 29, 2004.  All outstanding share numbers and related common stock numbers, such as earnings per share and outstanding options, included in this report are set forth on a post-split basis.

On March 28, 2005, we completed a private placement of 1,065,200 shares of our Series 2 5% Convertible Preferred Stock and warrants to purchase 532,600 shares of our common stock for gross proceeds of $2,663,000.  The preferred shares may be converted into 1,065,200 shares of common stock at an initial conversion price of $2.50 per share, and the warrants may be exercised at a price of $2.77 per share during the five-year period commencing on September 28, 2005.  In connection with the closing of this private placement, we issued warrants to purchase 60,390 shares of our common stock at an exercise price of $2.77 per share to employees of our financial advisor for the private placement.

The Offering

Common stock outstanding prior to and to be outstanding after this offering	9,222,139 shares

Common stock offered by us	We are not offering any shares for sale pursuant to this prospectus.

Common stock offered by the selling stockholders	778,572 shares

Total shares of common stock offered pursuant to this prospectus	778,572 shares

Method of offering

The selling shareholders may offer and sell their shares in one or more types of transactions, including in ordinary brokerage transactions, by cross or block trades, in negotiated transactions, by sales “at the market,” in underwritten offerings, and in transactions involving options, swaps and other derivatives. See “Plan of Distribution” below

Dividends	We have not in the past paid any dividends on our common stock and currently have no plans to do so.

Risk Factors	See “Risk Factors” beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

Trading	Shares of our common stock trade in the over-the-counter market and are quoted on the OTC Bulletin Board under the symbol “INTZ”.

RISK FACTORS

An investment in our securities involves a high degree of risk.  You should carefully consider the following risks and the other information set forth elsewhere in this prospectus, including our financial statements and related notes, before you decide to purchase shares of our common stock.

Factors That May Affect Future Results of Operations

In addition to the other information in this Prospectus, the following factors should be considered in evaluating Intrusion Inc. and our business.

Our cash, cash equivalents, and investments decreased from $3.3 million at December 31, 2005 to $0.9 million at December 31, 2006.  As a result of our expected continuing net cash outflows, we may not have sufficient cash to operate our business and may not be able to maintain certain liquidity requirements.

As of December 31, 2006, we had cash, cash equivalents and investments of approximately $0.9 million, down from approximately $3.3 million as of December 31, 2005.  We expect our net operating losses and operating cash outflows to continue through at least the first quarter of 2007 and possibly throughout the remainder of fiscal year 2007.  In addition, we are obligated to make payments of accrued dividends on all our outstanding shares of preferred stock that will reduce our available cash resources.   Of the $0.9 million in cash, cash equivalents and investments at December 31, 2006, $0.5 million was derived from a private investment by our Chief Executive and Chief Financial Officers which closed on December 28, 2006.   As of February 28, 2007 we had cash and cash equivalents of $300,000 and less than $100,000 in available funding under our existing credit lines.  We expect to fund our operations through additional investments of private equity, which, if we are able to obtain, will have the effect of diluting our existing common stockholders, perhaps significantly.  Specifically, on March 15, 2007, we completed an additional private placement of 925,926 shares of our Common Stock for gross proceeds of $500,000 and we have a March 15, 2007 written commitment from our Chief Executive Officer to invest up to an additional $750,000 in the Company until March 2008, should such funding by required by the Company, on terms and conditions yet to be determined.    Any equity or debt financings, if available at all, may be on terms which are not favorable to us and, in the case of equity financings, may result in dilution to our stockholders. If our operations do not generate positive cash flow in the next few months, or if we are not able to obtain additional debt or equity financing on terms and conditions acceptable to us, if at all, we may be unable to implement our business plan, fund our liquidity needs or even continue our operations.

Our revenues declined from $6.0 million in 2005 to $5.2 million in 2006 in connection with a shift in focus from SecureNet products to Compliance Commander and TraceCop products.   If our newer products do not achieve market acceptance, our revenues will continue to suffer.

We have transitioned our sales strategy focus from SecureNet to Compliance Commander and TraceCop.  During this transition, sales of our newer products have not offset the losses in sales associated with our older products.  As a result, our net revenues declined from $6.0 million in 2005 to $5.2 million in 2006.  We can provide no assurances that sales of our newer products will ever offset the losses in sales of older products or generate sufficient revenues to sustain our business.

Our new network security products, regulated information compliance systems and entity identification products have only been in the market place for a limited period of time and may have longer sales cycles than our previous products.  Accordingly, we may not achieve the meaningful revenue growth needed to sustain operations.  If we are unable to recognize revenues due to longer sales cycles or other problems, our results of operations will be adversely affected, perhaps materially.

We have not yet received broad market acceptance for our newer products.  We cannot assure you that our present or future products will achieve market acceptance on a sustained basis.  In order to achieve market acceptance and achieve future revenue growth, we must introduce complementary security products, incorporate new technologies into our existing product lines and design, develop and successfully commercialize higher performance products in a timely manner.  We cannot assure you that we will be able to offer new or complementary products that gain market acceptance quickly enough to avoid decreased revenues during current or future product introductions or transitions.

We had a net loss of $3.0 million and an accumulated deficit of $55.1 million for the year ended December 31, 2006.  As a result, we must generate substantially greater revenues from sales in order to achieve profitability.

We incurred significant operating losses for the fiscal year ended December 31, 2006 and have incurred operating losses in previous years.  For the year ended December 31, 2006, we incurred a net loss of $3.0 million and had an accumulated deficit of approximately $55.1 million.  We need to generate and sustain substantially greater revenues from the sales of our products if we are to achieve profitability.  If we are unable to achieve these greater revenues, our losses will continue for the near term and possibly longer, and we may never achieve or sustain profitability or generate positive cash flow from operations.

A large percentage of our revenues are received from U.S. government entities, and the loss of one of these customers could reduce our revenues and materially harm our business and prospects.

A large percentage of our revenues result from sales to U.S. government entities.  If we were to lose one or more of these key relationships, our revenues could decline and our business and prospects may be materially harmed. We expect that even if we are successful in developing relationships with non-governmental customers, our revenues will continue to be concentrated among government entities. For the years ended December 31, 2004, 2005 and 2006, sales to U.S. government entities collectively accounted for 53.6%, 70.7% and 73.6% of our total net revenues, respectively. The loss of any of these key relationships may send a negative message to other U.S. government entities or non-governmental customers concerning our product offering.  We cannot assure you that U.S. government entities will be customers of ours in future periods or that we will be able to diversify our customer portfolio to adequately mitigate the risk of loss of any of these customers.

Government customers involve unique risks, which could adversely impact our revenues.

We expect to continue to derive a substantial portion of our revenues from U.S. government customers in the future.  Sales to the government present risks in addition to those involved in sales to commercial customers, including potential disruption due to appropriation and spending patterns, delays in approving a federal budget and the government’s right to cancel contracts and purchase orders for its convenience.  General political and economic conditions, which we cannot accurately predict, directly and indirectly may affect the quantity and allocation of expenditures by federal departments.  In addition, obtaining government contracts may involve long purchase and payment cycles, competitive bidding, qualification requirements, delays or changes in funding, budgetary constraints, political agendas, extensive specification development and price negotiations and milestone requirements.  Each government entity also maintains its own rules and regulations with which we must comply and which can vary significantly among departments.  As a result, cutbacks or re-allocations in the federal budget or losses of government sales due to other factors could have a material adverse effect on our revenues and operating results.

We are highly dependent on sales made through indirect channels, the loss of which would materially adversely affect our operations.

For the years ended December 31, 2004, 2005 and 2006, we derived 36.9%, 36.2% and 17.3% of our revenues from sales through indirect sales channels, such as distributors, value-added resellers, system integrators, original equipment manufacturers and managed service providers.  We must expand our sales through these indirect channels in order to increase our revenues.  We cannot assure you that our products will gain market acceptance in these indirect sales channels or that sales through these indirect sales channels will increase our revenues.  Further, many of our competitors are also trying to sell their products through these indirect sales channels, which could result in lower prices and reduced profit margins for sales of our products.

International sales comprise a material portion of our overall revenues.  Our ability to sell our products internationally is subject to certain risks, which could harm our business.

Revenues from foreign customers for the fiscal years ended December 31, 2004, 2005 and 2006 accounted for approximately 19.2%, 10.7% and 9.4%, respectively, of our revenues.  We expect sales to foreign customers to continue to represent a significant portion of our revenues in the future.  Our international operations are subject to many inherent risks that may adversely affect our business, financial condition and operating results, including:

•                  political, social and economic instability;

•                  trade restrictions;

•                  increases in duty rates and other potentially adverse tax consequences;

•                  exposure to different legal standards, particularly with respect to the protection of intellectual property;

•                  burdens of complying with a variety of foreign laws;

•                  unexpected changes in regulatory requirements;

•                  import and export license requirements and restrictions of the United States and each other country where we operate;

•                  fluctuations in currency exchange rates; and

•                  changes in local purchasing practices, including seasonal fluctuations in demand.

Any interruptions or declines in our international sales would result in a significant adverse impact on our results of operations and business.

The payment of accrued dividends on our preferred stock may strain our cash resources.

On March 25, 2004, we completed a $5,000,000 private placement pursuant to which we issued 1,000,000 shares of our 5% Convertible Preferred Stock (the “Series 1 Preferred Stock”) and warrants to acquire 556,619 shares of our common stock.  The conversion price for the Series 1 Preferred Stock and the exercise price of the warrants is $3.144 per share.  We also issued our placement agent a warrant for 64,408 shares of our common stock at an exercise price of $3.144 per share.  As of February 28, 2007, there were 259,696 shares of the Series 1 Preferred Stock outstanding, representing approximately 413,003 shares of common stock upon conversion, and warrants to purchase 621,027 shares of common stock outstanding.

On March 28, 2005, we completed a $2,663,000 private placement pursuant to which we issued 1,065,200 shares of our Series 2 5% Convertible Preferred Stock (the “Series 2 Preferred Stock”) and warrants to acquire 532,600 shares of our common stock.  We also issued two affiliates of our placement agent warrants to purchase an aggregate of 60,390 shares of common stock.  The conversion price for the Series 2 Preferred Stock is $2.50 per share and the exercise price of the warrants is $2.77 per share.  As of February 28, 2007, there were 460,000 shares of the Series 2 Preferred Stock outstanding, representing 460,000 shares of common stock upon conversion, and warrants to purchase 592,990 shares of common stock outstanding.

On December 2, 2005, we completed a $1,230,843 private placement pursuant to which we issued 564,607 shares of our Series 3 5% preferred stock  (the “Series 3 Preferred Stock”) and warrants to acquire 282,306 shares of our common stock.  We also issued two affiliates of our placement agent warrants to purchase an aggregate of 27,531 shares of common stock.  The conversion price of the Series 3 Preferred Stock is $2.18 per share and the exercise price of the warrants is $2.58 per share.  As of February 28, 2007, there were 468,735 shares of Series 3 Preferred Stock outstanding, representing 468,735 shares of common stock upon conversion, and warrants to purchase 309,837 shares of common stock outstanding.

During the fiscal year ended December 31, 2006, we paid $66,000 in dividends to the holders of our 5% Preferred Stock, $74,000 in dividends to the holders of our Series 2 5% Preferred Stock and $53,000 in dividends to the holders of our Series 3 5% Preferred Stock.  At December 31, 2006, we have dividends accrued of $16,364 related to our 5% Preferred Stock, $4,884 related to our Series 2 5% Preferred Stock and $4,339 related to our Series 3 5% Preferred Stock.

Delaware law provides that we may only pay dividends out of our capital surplus or, if no surplus is available, out of our net profits for the fiscal year the dividend is declared and/or the preceding fiscal year.  We have not had net profits for the last two fiscal years ended as of December 31, 2006.  However, we did have sufficient capital surplus, defined as the amount by which our net assets exceed our stated capital, based on par value of our outstanding shares as provided by Delaware law.  We cannot assure you that our net assets will continue to exceed our stated capital or that we will have net profits in order to pay these dividends in the future.  These dividends continue to accrue on all our outstanding shares of preferred stock, regardless of whether we are legally able to pay them.  The accrual of these dividends may adversely affect our operating results.  Moreover, the payment of these dividends could strain our available cash resources, which could adversely affect our ability to operate or grow our business.

If we are unable to pay dividends on our preferred stock, we could be required to redeem the outstanding shares of Series 2 Preferred Stock and Series 3 Preferred Stock for shares of our common stock issued at a price equal to 75% of the average of the volume weighted average price of our common stock for the ten days ending on the day immediately preceding an election to redeem, subject, in the case of the Series 3 Preferred Stock, to a floor of $0.87.  As a result, the issuance or potential issuance of these additional shares of common stock could cause our stock price to decline.  Furthermore, our inability to pay dividends could adversely affect our ability to raise equity financing in the future if required.

You will experience substantial dilution upon the conversion or redemption of the shares of preferred stock and the exercise of warrants that we issued in our recent private placements or in the event we raise additional funds through the issuance of new shares of our common stock or securities convertible or exercisable into shares of common stock.

On March 16, 2007, we had 9,222,139 shares of common stock outstanding.  Upon conversion of all outstanding shares of our preferred stock and exercise of the warrants, we will have 12,087,731 shares of common stock outstanding, approximately a 31.1% increase in the number of shares of our common stock outstanding.

Further, the occurrence of certain events entitles holders of our Series 2 Preferred Stock and Series 3 Preferred Stock to require us to redeem their shares for a certain number of shares of our common stock.  Assuming (i) we have paid all liquidated damages and other amounts to the holders, (ii) incurred accrued but unpaid dividends on February 28, 2007 of $17,600, (iii) a volume weighted average price of $0.48, which was the ten-day volume weighted average closing price of our common stock on February 28, 2007, and (iv) our 8,296,213 shares of common stock outstanding on February 28, 2007, upon exercise of their redemption right by the holders of the Series 3 Preferred Stock and the Series 2 Preferred Stock, we would be obligated to issue approximately 13,107,243 shares of our common stock.  This would represent an increase of approximately 158.0% in the number of shares of our common stock as of February 28, 2007.

In addition, management may issue additional shares of common stock or securities exercisable or convertible into shares of common stock in order to finance the Company’s continuing operations.  Any future issuances of such securities would have additional dilutive effects on the existing holders of our Common Stock.

The conversion of preferred stock or exercise of warrants we issued in the private placements may cause the price of our common stock to decline.

The holders of the shares of our 5% Preferred Stock and warrants we issued in connection with the sale of our 5% Preferred Stock may freely convert their shares of preferred stock and exercise their warrants and sell the underlying shares of common stock pursuant to an effective registration statement we filed with the Commission on August 6, 2004.  As of February 28, 2007, 740,304 shares of our 5% Preferred Stock had converted into 1,177,327 shares of common stock.

The holders of the shares of Series 2 5% Preferred Stock and warrants we issued in connection with the sale of our Series 2 Preferred Stock may freely convert their shares of preferred stock and exercise their warrants and sell the underlying shares of common stock pursuant to an effective registration statement we filed with the Commission on May 5, 2005.  As of February 28, 2007, 605,200 shares of Series 2 Preferred Stock had converted into 605,200 shares of common stock.

The holders of the shares of Series 3 5% Preferred Stock and warrants we issued in connection with the sale of our Series 3 Preferred Stock, may freely convert their shares of Series 3 Preferred Stock and exercise their warrants and sell the underlying shares of common stock pursuant to this Registration Statement.  As of February 28, 2007, 95,872 shares of Series 3 Preferred Stock had converted into 95,872 shares of common stock.

For the four weeks ended on February 23, 2007, the average daily trading volume of our common stock on The OTCBB was 21,300shares.  Consequently, if holders of preferred stock or warrants elect to convert their remaining shares or exercise their warrants and sell a material amount of their underlying shares of common stock on the open market, the increase in selling activity could cause a decline in the market price of our common stock.  Furthermore, these sales, or the potential for these sales, could encourage short sales, causing additional downward pressure on the market price of our common stock.

Certain rights of the holders of our preferred stock and the terms of our secured credit line may hinder our ability to raise additional financing.

Under the terms of our preferred stock instruments, we cannot issue shares of capital stock with rights senior to those of our existing 5% Preferred Stock, Series 2 5% Preferred Stock or Series 3 5% Preferred Stock without the approval of at least a majority of the holders of our 5% Preferred Stock, all of the holders of our Series 2 5% Preferred Stock, and holders of at least 75% of our Series 3 5% Preferred Stock voting or acting as separate classes.  We also cannot incur certain indebtedness without the approval of at least a majority of the holders of our Preferred Stock.  Furthermore, the terms of our secured credit line with Silicon Valley Bank include covenants which restrict our ability to incur additional debt and pay certain dividends.  The combination of these provisions could hinder or delay our ability to raise additional debt or equity financing.

Our failure to realize the expected benefits of our recent restructuring efforts could adversely affect our operating results.

Since we began restructuring in 2002, we have incurred approximately $1.1 million in restructuring charges, severance, and related expenses. We have also implemented other strategic initiatives, such as reductions in our work force and facilities and aligning our organization around our business objectives.  Any further work force reductions could result in temporary reduced productivity of our remaining employees.  Additionally, our customers and prospects may delay or forgo purchasing our products due to a perceived uncertainty caused by our restructuring and other changes.  Failure to achieve the desired results of our initiatives could seriously harm our business, results of operations and financial condition.

We resemble a developmental stage company and our business strategy may not be successful.

From our founding in 1983 until 2000, we derived substantially all of our revenue from the design, manufacture and sale of local area networking equipment.  In order to permit us to focus our resources solely on developing and marketing our network security products, we sold our local area networking assets and related networking divisions.  We now depend exclusively on revenues generated from the sale of our network security products, which have received limited market acceptance.  We have recently introduced our regulated information compliance systems, entity identification products and spyware products, and the market for these products has only begun to emerge.  We can provide no assurances that our newly introduced products will ever achieve widespread market acceptance or that an adequate market for these products will ever emerge.  Consequently, we resemble a developmental stage company and will face the following inherent risks and uncertainties:

•                  the need for our network security products, regulated information compliance systems, entity identification products and spyware products to achieve market acceptance and produce a sustainable revenue stream;

•                  our ability to manage costs and expenses;

•                  our dependence on key personnel;

•                  our ability to obtain financing on acceptable terms; and

•                  our ability to offer greater value than our competitors.

Our business strategy may not successfully address these risks.  If we fail to recognize significant revenues from the sales of our network security products, regulated information compliance systems, entity identification products and spyware products, our business, financial condition and operating results would be materially adversely affected.

Our management and larger stockholders exercise significant control over our company and have the ability to approve or take actions that may be adverse to your interests.

As of March 16, 2007, our executive officers, directors and preferred stockholders beneficially own approximately 41.7% of our voting power.  As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us.  These stockholders may use their influence to approve or take actions that may be adverse to your interests.  Further, the Company contemplates the possible issuance of shares of our Common Stock or of securities exercisable or convertible into shares of our Common Stock in connection with a future investment by our Chief Executive Officer, pursuant to his written commitment to fund in an amount up to $750,000, should the Company require such funds.  Any such issuance will increase the percentage of stock our Chief Executive Officer and our management group beneficially holds.

We face intense competition from both start-up and established companies that may have significant advantages over us and our products.

The market for network security solutions is intensely competitive. There are numerous companies competing with us in various segments of the data security markets, and their products may have advantages over our products in areas such as conformity to existing and emerging industry standards, interoperability with networking and other security products, management and security capabilities, performance, price, ease of use, scalability, reliability, flexibility, product features and technical support.

Our principal competitors in the network intrusion prevention and detection market include Internet Security Systems, Inc. (IBM), Cisco Systems, Inc., Symantec, Inc., Juniper Networks, Inc., McAfee Inc., Tipping Point Technologies, a division of 3Com Corporation, and NFR Security, Inc.  Our competitors in the regulated information compliance market include Vontu, Port Authority (Websense), Vericept, Reconnex, Tablus and a small number of start-up companies that entered the space within the last two years. Regarding the spyware prevention market, we currently directly and indirectly compete with a number of host-based spyware detection systems, such as Ad-Aware, Spybot S&D and Spy Sweeper and some inline proxy solutions such as Blue Coat Systems, Inc.  Our current and potential competitors may have one or more of the following significant advantages over us:

•                  greater financial, technical and marketing resources;

•                  better name recognition;

•                  more comprehensive security solutions;

•                  better or more extensive cooperative relationships; and

•                  larger customer base.

We cannot assure you that we will be able to compete successfully with our existing or new competitors.  Some of our competitors may have, in relation to us, one or more of the following: longer operating histories, longer-standing relationships with OEM and end-user customers and greater customer service, public relations and other resources. As a result, these competitors may be able to more quickly develop or adapt to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products. Additionally, it is likely that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share.

If we fail to respond to rapid technological changes in the network security industry, we may lose customers or our products may become obsolete.

The network security industry is characterized by frequent product introductions, rapidly changing technology and continued evolution of new industry standards.  We must also introduce upgrades to our products rapidly in response to customer needs such as new computer viruses or other novel external attacks on computer networks.  In addition, the nature of the network security industry requires our products to be compatible and interoperable with numerous security products, networking products, workstation and personal computer architectures and computer and network operating systems offered by various vendors, including our competitors.  As a result, our success depends upon our ability to develop and introduce in a timely manner new products and enhancements to our existing products that meet changing customer requirements and evolving industry standards. The development of technologically advanced network security products is a complex and uncertain process requiring high levels of innovation, rapid response and accurate anticipation of technological and market trends.  We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully in a timely manner.  Further, we or our competitors may introduce new products or product enhancements that shorten the life cycle of our existing products or cause our existing products to become obsolete.

Our products are highly technical and if they contain undetected errors, our business could be adversely affected and we might have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

Our products are highly technical and complex, are critical to the operation of many networks and, in the case of our security products, provide and monitor network security and may protect valuable information. Our products have contained and may contain one or more undetected errors, defects or security vulnerabilities. Some errors in our products may only be discovered after a product has been installed and used by end customers. Any errors or security vulnerabilities discovered in our products after commercial release could result in loss of revenues or delay in revenue recognition, loss of customers and increased service and warranty cost, any of which could adversely affect our business and results of operations. In addition, we could face claims for product liability, tort or breach of warranty. Defending a lawsuit, regardless of its merit, is costly and may divert management’s attention. In addition, if our business liability insurance coverage is inadequate or future coverage is unavailable on acceptable terms or at all, our financial condition could be harmed.

A breach of network security could harm public perception of our security products, which could cause us to lose revenues.

If an actual or perceived breach of network security occurs in the network of a customer of our security products, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. This could cause us to lose current and potential end customers or cause us to lose current and potential value-added resellers and distributors. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques

If our products do not interoperate with our customers’ networks, installations will be delayed or cancelled and could harm our business.

Our products are designed to interface with our customers’ existing networks, each of which have different specifications and utilize multiple protocol standards and products from other vendors. Many of our customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products will be required to interoperate with many or all of the products within these networks as well as future products in order to meet our customers’ requirements. If we find errors in the existing software or defects in the hardware used in our customers’ networks, we may have to modify our software or hardware to fix or overcome these errors so that our products will interoperate and scale with the existing software and hardware, which could be costly and negatively impact our operating results. In addition, if our products do not interoperate with those of our customers’ networks, demand for our products could be adversely affected, orders for our products could be cancelled or our products could be returned. This could hurt our operating results, damage our reputation and seriously harm our business and prospects.

While we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate those internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to report on the effectiveness of our internal control over financial reporting. We have an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We have and will continue to incur significant expenses and devote management resources to Section 404 compliance on an ongoing basis. In the event that our chief executive officer, chief financial officer or independent registered public accounting firm determine in the future that our internal controls over financial reporting are not effective as defined under Section 404, investor perceptions may be adversely affected and could cause a decline in the market price of our stock.

Our products can have long sales and implementation cycles, which may result in us incurring substantial expenses before realizing any associated revenues.

The sale and implementation of our products to large companies and government entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources.  This process is also subject to the risk of delays associated with customers’ internal budgeting and other procedures for approving capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations.  As a result, sales and implementation cycles for our products can be lengthy, and we may expend significant time and resources before we receive any revenues from a customer or potential customer.  Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular period are not realized.

Consolidation in the network security industry may limit market acceptance of our products.

Several of our competitors have acquired security companies with complementary technologies in the past.  We expect consolidation in the network security industry to continue in the future.  These acquisitions may permit our competitors to accelerate the development and commercialization of broader product lines and more comprehensive solutions than we currently offer.  Acquisitions of vendors or other companies with which we have a strategic relationship by our competitors may limit our access to commercially significant technologies.  Further, business combinations in the network security industry are creating companies with larger market shares, customer bases, sales forces, product offerings and technology and marketing expertise, which may make it more difficult for us to compete.

We must adequately protect our intellectual property in order to prevent loss of valuable proprietary information.

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and non-disclosure agreements to protect our proprietary technology.  However, unauthorized parties may attempt to copy or reverse-engineer aspects of our products or to obtain and use information that we regard as proprietary.  Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our intellectual property.  This is particularly true in foreign countries where the laws may not protect proprietary rights to the same extent as the laws of the United States and may not provide us with an effective remedy against unauthorized use.  If our protection of our intellectual property proves to be inadequate or unenforceable, others may be able to use our proprietary developments without compensation to us, resulting in potential cost advantages to our competitors.

We may incur substantial expenses defending ourselves against claims of infringement.

There are numerous patents held by many companies relating to the design and manufacture of network security systems.  Third parties may claim that our products infringe on their intellectual property rights.  Any claim, with or without merit, could consume our management’s time, result in costly litigation, cause delays in sales or implementations of our products or require us to enter into royalty or licensing agreements. Royalty and licensing agreements, if required and available, may be on terms unacceptable to us or detrimental to our business.  Moreover, a successful claim of product infringement against us or our failure or inability to license the infringed or similar technology on commercially reasonable terms could seriously harm our business.

Fluctuations in our quarterly revenues may cause the price of our common stock to decline.

Our operating results have varied significantly from quarter to quarter in the past, and we expect our operating results to vary from quarter to quarter in the future due to a variety of factors, many of which are outside of our control.  Significant portions of our expenses are not variable in the short term and we cannot reduce them quickly to respond to unexpected decreases in revenues.  Therefore, if revenues are below our expectations, this shortfall is likely to adversely and disproportionately affect our operating results.  Accordingly, we may not attain positive operating margins in future quarters.  Any of these factors could cause our operating results to be below the expectations of securities analysts and investors, which likely would negatively affect the price of our common stock.

The price of our common stock has been volatile in the past and may continue to be volatile in the future due to factors outside of our control.

The market price of our common stock has been highly volatile in the past and may continue to be volatile in the future.  For example, in fiscal year 2006, the market price of our common stock on The OTCBB and The Nasdaq Capital Market fluctuated between $0.22 and $2.87 per share.  The market price of our common stock may fluctuate significantly in response to a number of factors, many of which are outside our control, including:

•                  variations in our quarterly operating results;

•                  changes in estimates of our financial performance by securities analysts;

•                  changes in market valuations of our competitors;

•                  announcements by us or our competitors of new products, significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

•                  product or design flaws, product recalls or similar occurrences;

•                  additions or departures of key personnel;

•                  sales of common stock in the future; and

•                  fluctuations in stock market prices and volume, which can be particularly common among network security and other high technology companies.

Our past reductions in our work force may make it more difficult for us to attract and retain the personnel necessary to successfully operate our business.

We rely upon the continued service of a relatively small number of key technical, sales and senior management personnel.  Our future success depends on retaining our key employees and our continuing ability to attract, train and retain other highly qualified technical, sales and managerial personnel.  We do not have employment agreements with our key technical, sales and senior management personnel.  As a result, our employees could resign with little or no prior notice.  We may not be able to attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.  The loss of any of our key technical, sales and senior management personnel or our inability to attract, train and retain additional qualified personnel could seriously harm our business.

Our acquisition of complementary products or businesses may adversely affect our financial condition.

We have made acquisitions in the past and, in the future we may acquire or invest in additional companies, business units, product lines or technologies to accelerate the development of products and sales channels complementary to our existing products and sales channels.  Negotiation of potential acquisitions and integration of acquired products, technologies or businesses could divert our management’s time and resources.  Future acquisitions could cause us to issue equity securities that would dilute your ownership of us, incur debt or contingent liabilities, amortize intangible assets or write off in-process research and development, goodwill and other acquisition-related expenses that could seriously harm our financial condition and operating results.  Further, if we are not able to properly integrate acquired products, technologies or businesses with our existing products and operations, train, retain and motivate personnel from the acquired business or combine potentially different corporate cultures, we may not receive the intended benefits of our acquisitions, which could adversely affect our business, operating results and financial condition.

Compliance with export regulations may hinder our sales to foreign customers.

Certain of our data security products incorporate encryption and other technology that may require clearance and export licenses from the U.S. Department of Commerce under United States export regulations.  Any inability to obtain these clearances or licenses or any foreign regulatory approvals, if required, on a timely basis could delay sales and have a material adverse effect on our operating results.

Provisions of our charter documents and Delaware law may have anti-takeover effects.

Certain provisions of our certificate of incorporation and bylaws, such as our ability to offer “blank check” preferred stock and the inability of our stockholders to act by written consent, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.  We are also subject to the provisions of Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested stockholders and could inhibit a non-negotiated merger or other business combination.

Military actions may disrupt our business by reducing spending on our products, increasing our costs and affecting our international operations.

United States military actions or other events occurring in response to or in connection with them, including future terrorist attacks, actual conflicts involving the United States or its allies or military or trade disruptions could impact our operations by:

•                  reducing or delaying government, military or corporate spending on network security products;

•                  increasing the cost and difficulty in obtaining materials or shipping products; and

•                  affecting our ability to conduct business internationally.

Should these events occur, our business, operating results and financial condition could be materially and adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Description of Business,” contains forward-looking statements.  These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, levels of activity, performance or achievements.  Factors that may cause actual results to differ materially from current expectations, which we describe in more detail elsewhere in this prospectus under the heading “Risk Factors,” include, but are not limited to:

•                  Failure to respond to rapid technological changes in the network security industry;

•                  Failure of our network intrusion detection, regulated information compliance, and entity identification products to achieve market acceptance;

•                  Our status as a developmental stage company;

•                  Our need to generate substantially greater revenues from sales in order to achieve profitability;

•                  intense competition from both start-up and established companies that may have significant advantages over us and our products;

•                  disruption to our business due to military actions;

•                  long sales and implementation cycles of our products;

•                  insufficient cash to operate our business;

•                  failure to realize the expected benefits of our recent restructuring efforts;

•                  the effect of consolidation in the network security industry;

•                  Risks involved with Government and international customers;

•                  Our inability to expand our sales;

•                  Failure to adequately protect our intellectual property; or

•                  The rights of the holders of our preferred stock and the terms of our secured credit line.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MARKET FOR COMMON EQUITY,
RELATED STOCKHOLDER MATTERS AND DIVIDEND POLICY

Our common stock trades on The OTCBB, where it is currently listed under the symbol “INTZ.”  As of February 28, 2007, there were approximately 119 registered holders of record of the common stock. The following table sets forth, for the periods indicated, the high and low per share intra-day sales prices for the common stock, as reported by The OTCBB.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	2006		2005
	High	Low	High	Low

First Quarter	$2.87	$1.28	$6.20	$2.10
Second Quarter	1.52	.40	4.15	1.92
Third Quarter	.72	.28	3.59	2.61
Fourth Quarter	.53	.22	3.29	1.87

We have not declared or paid cash dividends on our common stock in our two most recent fiscal years.  We intend to retain any earnings for use in our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future.  Future dividends on common stock, if any, will be determined by our Board of Directors.  However, shares of our 5% convertible preferred stock accrue cash dividends equal to $0.25 per share per annum, payable in arrears on March 31 and September 30 of each year, and shares of our Series 2 5% and Series 3 5% convertible preferred stock accrue cash dividends equal to $0.125 per share per annum payable in arrears on the first business day of March, June, September and December of each year.  We paid $192 thousand in dividends related to all of our 5% convertible preferred stock during 2006 and at December 31, 2006, we have dividends accrued related to all of our 5% convertible preferred stock of $26 thousand.

Delaware law provides that we may only pay dividends out of our capital surplus or, if no surplus is available, out of our net profits for the fiscal year the dividend is declared and/or the preceding fiscal year.  We have not had net profits for the last two fiscal years, and as of December 31, 2006.  However, we did have sufficient capital surplus, defined as the amount by which our net assets exceed our stated capital, based on par value of our outstanding shares as provided by Delaware law.  Although we are currently able to pay accrued dividends on our outstanding shares of preferred stock, we cannot assure you that our net assets will continue to exceed our stated capital or that we will have net profits in order to pay these dividends in the future.  These dividends continue to accrue on our outstanding shares of preferred stock, regardless of whether we are legally able to pay them.  The accrual of these dividends may adversely affect our operating results.  In addition, the payment of these dividends could strain our available cash resources, which could adversely affect our ability to operate or grow our business.  Furthermore, our inability to pay dividends could adversely affect our ability to raise equity financing in the future, if required.

OUR BUSINESS

We develop, market and support a family of network intrusion prevention, intrusion detection, regulated information compliance, data privacy protection and entity identification products.  Our product families include the Compliance Commander for regulated information and data privacy protection, Intrusion SpySnare for real-time inline blocking of spyware and unwanted peer-to-peer (P2P) applications, Intrusion SecureNet for network intrusion prevention and detection and TraceCop for identity identification.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.

We market and distribute our products through a direct sales force to end-users, distributors and numerous system integrators, managed service providers and value-added resellers. Our end-user customers include banks, credit unions, other financial institutions, U.S. federal government entities, foreign government entities and local government entities, high technology, e-commerce and telecommunication companies, hospital and other healthcare providers and academic institutions.  Essentially, our end-users can be defined as ‘any end-user requiring network security solutions for protecting their mission critical data’.

Our Corporate Information

We were organized in Texas in September 1983 and reincorporated in Delaware in October 1995. For more than 15 years, we provided local area networking equipment and were known as Optical Data Systems or ODS Networks. On April 17, 2000, we announced plans to sell, or otherwise dispose of, our networking divisions, which included our Essential Communications division and our local area networking assets. On June 1, 2000, we changed our name from ODS Networks, Inc. to Intrusion.com, Inc., and our ticker symbol from ODSI to INTZ to reflect our focus on intrusion prevention and detection solutions, along with information compliance and data privacy protection products. On November 1, 2001, we changed our name from Intrusion.com, Inc. to Intrusion Inc.

Our principal executive offices are located at 1101 East Arapaho Road, Suite 200, Richardson, Texas 75081, and our telephone number is (972) 234-6400.  Our website URL is www.intrusion.com.  References to “we”, “us”, “our” or “Intrusion Inc.” refer to Intrusion Inc. and its subsidiaries.  Compliance Commander™, SecureNet™, TraceCop™ and SpySnare™ are registered trademarks of Intrusion Inc.

Government Sales

In December 2002, our SecureNet network security products became the first product of their kind to receive Common Criteria Certification under the National Information Assurance Partnership (NIAP) Common Criteria Evaluation and Validation Scheme, which is designed to further the goals of the government and commercial sectors to improve security in commercial products.  This government initiated partnership of the National Institute of Standards and Technology and the National Security Agency establishes and verifies information technology standards and certifies products that meet their standards, in an effort to promote the development and use of evaluated information technology products and systems.  This organization also develops national and international standards for information technology security, in an effort to increase the level of trust government and commercial consumers have in information systems and related networking products.

Sales to U.S. government customers accounted for 73.6% of our revenues for the year ended December 31, 2006, compared to 70.7% of our revenue in 2005.  We expect to continue to derive a substantial portion of our revenues from sales to governmental entities in the future as we continue to market our entity identification products, our regulated compliance and data leakage prevention products, our network intrusion prevention products and our spyware prevention products to the government.  Sales to the government presents risks in addition to those involved in sales to commercial customers which could adversely affect our revenues, including potential disruption due to irregularities in or interruptions to appropriation and spending patterns, delays in approving a federal budget and the government’s reservation of the right to cancel contracts and purchase orders for its convenience.

Generally, we make our sales under purchase orders and contracts.  Our customers, including government customers, may cancel their orders or contracts with little or no prior notice and without penalty.  Although we transact business with various government entities, we believe that the cancellation of any particular order in itself could have a material effect on our financial results.  In addition, we do not believe that any of our revenues with government customers are subject to renegotiation of profits.  However, because we derive and expect to continue to derive a substantial portion of our revenue from sales to government entities, a large number of cancelled or renegotiated government orders or contracts could have a material adverse effect on our financial results.  Currently, we are not aware of any proposed cancellation or renegotiation of any of our existing arrangements with government entities, and, historically, government entities have not cancelled or renegotiated orders which had a material adverse effect on our business.

Industry Background

With the permeation of the Internet as a business enabler over the last decade, network security has changed from being a technology deployed only by the government and the most sophisticated or most paranoid of companies, to technology employed by all sizes of business and a critical component of all mission critical systems. Today, email, instant messengers, World Wide Web access, web sites, web-based applications and e-commerce are integral components of communications and operations for business and government, and the protection of the information communicated through or stored in these applications is crucial. Although the Internet has many business advantages, its openness and accessibility makes it a potential threat to the networks and systems that are attached to it. Computer hackers, curious or disgruntled employees, competitors and innocent mistakes may compromise or destroy information assets or disrupt the normal operations and brand equity of the enterprise. In addition, new regulations and mandates by the government to protect Personally Identifiable Information (PII) have made it imperative that companies have real-time data security products and processes in place.

As a result, enterprises are adopting a variety of security solutions to meet the challenge posed by external and internal threats. To be effective, organizations require enterprise-wide information risk management solutions that are broadly deployed and centrally managed. Organizations seek systems with the optimal combination of best-of-breed capabilities and total cost of ownership. It is our belief that securing the enterprise network requires two key elements:

•                                          Control: the ability to affect network traffic including access to the network or parts thereof in order to enforce a security policy.

•                                          Visibility: the ability to see and understand the nature of the network and the traffic on the network, which assists in decision making as well as crafting and constant improvement of a security policy.

We focus on providing these two primary ingredients of network security within a single device for overall network security and for the protection of specific classified, confidential or customer information assets.

Products

The Intrusion SecureNet, Compliance Commander, SpySnare and TraceCop systems can operate standalone or with our Provider Management System.

Sensors are appliances or software components that are connected to the network and monitor the traffic searching for matches to signatures or database information as evidence of an external or internal network attack or malicious use that could threaten information assets. Signatures are patterns, anomalies and traffic flows that match known attacks or indicate suspicious activities. When the Sensor matches traffic to a signature or customer defined database record it will detect, protect, block (if desired) and report to the Management System.

The Provider Management System controls the Sensors and displays events produced by the Sensors.  The Intrusion Provider is a three-tier enterprise management and monitoring system. Provider is for enterprise deployments with no license limitations placed on architecture, freeing the enterprise to build the management system required. Provider follows the workflow of the security analyst with a highly productive environment for response, research, resolution and decision support. The Provider suite includes applications for event monitoring, policy creation and tuning and centralized software deployment — making up the complete suite of tools required to manage and monitor a SecureNet, Compliance Commander or Spy Snare system from one sensor to more than 100 sensors.

We have simplified deployment, management and monitoring to reduce the total cost of ownership for an easy to set up and manage enterprise system. To reduce barriers and provide complete enterprise integration, the Intrusion systems provide more customization and event flow options for high-end deployments.

Our systems are “plug-and-protect” and can be connected to a network without interfering with the network operations by using the Intrusion Passive and Inline taps.

Intrusion Compliance Commander Products

Compliance Commander provides protection against the loss and misuse of regulated, classified and commercially sensitive data.  Loss of information assets that contain customer data has spawned a multitude of federal and state legislation to set a standard of care, use and protection for customer information.  Better known laws that regulate customer information include HIPAA, Gramm-Leach-Bliley Act (GLBA) and its UK equivalent Privacy Act of 1998, and California SB 1386.  Penalties for non-compliance include fines, lawsuits, imposed processes and enforced business limitations. Any enterprise that falls within the scope of these laws is now working under a timeline to demonstrate compliance.  In addition, both government and commercial institutions are becoming increasingly concerned about the misuse and loss of classified or commercially sensitive data, and are seeking proactive solutions to deal with these issues.

The Intrusion Compliance Commander products leverage the same Management systems as SecureNet NIP&DS products. Our Compliance Commander solutions are currently designed to address the security and confidentiality issues in the following industries and customers:

•                                          Healthcare companies (including healthcare providers, insurance companies and medical equipment manufacturers) who are working to comply with HIPAA, and

•                                          Financial institutions and e-commerce enterprises working to comply with the customer confidentiality provisions of GLBA and CA SB 1386.

The Compliance Commander solutions provide accuracy through our Dynamic Data Dictionary (D3) technology, which securely connects directly to the customer’s database housing the confidential, classified, or regulated information. The Compliance Commander stays up to date with the database to match network traffic to the information that is resident in the database. This provides an automated accurate mechanism to identify leaks and misuse of information assets.  By using the customer’s own data, the Compliance Commander virtually eliminates any potential for false positives.  Users not only benefit from the highly accurate data protection, but also quickly realize the low-cost of ownership by the fully automated updating feature.

Intrusion SpySnare Product

“Spyware” is software that gathers user information without their knowledge through their Internet connection.  Most spyware programs are independent executable files that take on the authorization abilities of the victim.  They include auto-install and auto-update capabilities and can report on any attempts to remove or modify them.  Spyware can install Dynamic Link Library and other executable files.  Spyware can also read, write and delete files and even reformat your hard drive and do this while sending a steady stream of information back to the advertising and marketing companies or hackers.

Usually bundled as a hidden component with software downloaded for free from or shared via the Internet, spyware monitors user activity on the Internet and transmits that information such as email addresses, Internet use, passwords and credit card numbers to someone else.  Because spyware uses the host computer’s memory and system resources while other computer programs are running, it can often lead to system crashes or instability.

Our SpySnare product utilizes our high-performance, low-latency network analysis engine to implement deep-packet inspections in order to determine if spyware signatures are attempting to get into the customer’s network.   In addition to spyware signatures, SpySnare also includes P2P file sharing signatures which may be an unwanted source for spyware insertions.  Once the user connects to a P2P site, a spyware program can unknowingly get returned to the user’s PC along with the intended file or application.  By using specific signatures for known spyware, SpySnare provides real-time awareness of network traffic which removes much of the guesswork involved in establishing the necessary network defenses and preventing spyware infections.  Once SpySnare detects a spyware signature match, it flags and drops the spyware traffic and alerts the administrator.

Another benefit of our SpySnare product is its ability to block outbound spyware notification attempts.  For example, when a traveling laptop gets infected with spyware and returns to connect to the company network, the spyware program will notify the spyware host website of its presence.  SpySnare will detect the outbound “phone-home” attempt and will likewise block the spyware traffic at the perimeter.

Intrusion SecureNet NIP&DS Products

We believe a primary advantage of the SecureNet NIP&DS is that with a single license purchase, the consumer may choose to deploy the system for intrusion prevention (IPS) or intrusion detection (IDS), providing a superior level of flexibility and simple migration from passive detection to active prevention without additional licensing cost.

Our Network Intrusion Detection System (NIDS) product provides detection of specific exploit and misuse patterns in the traffic that the firewall allows.  NIDS detects known exploits and misuse patterns, suspicious activities and anomalous traffic or behavior within both inbound and outbound traffic. This added visibility provides a checking mechanism for the efficacy of the firewall’s rule base.

Our Network Intrusion Prevention System (NIPS) product provides network monitoring and analysis functionality like NIDS, with the added ability to block malicious network traffic. NIPS actively regulates inbound and outbound traffic based on specific users’ access while controlling what they can do with that access on a granular, per-conversation basis.

Our SecureNet NIP&DS products provide user customizable, protocol decode detection technology for up to Gigabit networks. While Intrusion SecureNet Sensors are in the top-tier of the market for detection and throughput technology, we believe one of the primary benefits provided by our NIP&DS products is to reduce the total cost of ownership to our customers.

Our SecureNet Sensors have their own web browser interface for simplified configuration. SecureNet Sensors also deliver complete, stand-alone NIP&DS for the small and medium business with local management and monitoring. This allows customers to use their standard web browser to access a full power, full-featured NIP&DS, without additional hardware or software.

Our SecureNet NIP&DS Sensors are available as Software Sensors and Hardware Sensors with performance and pricing appropriate for networks ranging from 10Mb/s to Gigabit with a Common Criteria EAL2 certified Gigabit appliance.

Intrusion TraceCop Products

Our TraceCop product assists in identifying and locating network attackers who use, abuse and probe an enterprise network.  TraceCop utilizes a database having worldwide IP addresses.  The TraceCop database is regularly updated.

Third-Party Products

We believe that it is beneficial to work with third parties with complementary technologies to provide integrated solutions to our customers. As there is rapid technological advancement and significant consolidation in the network security industry, there can be no assurance that we will have access to all of the third-party products that may be desirable or for the term desirable to offer fully integrated solutions to our customers.

We currently have two third-party product relationships.  We do not consider either of these third-party relationships to be material and we do not expect the sales from these relationships to be material, as the product offerings are only complementary to our existing product offerings.

Customer Services

In addition to offering our network security products, we also offer a wide range of services, including design and configuration, project planning, training, installation and maintenance.

Product Development

The network security industry is characterized by rapidly changing technology, standards, economy and customer demands. We believe that our future success depends in large part upon the timely enhancement of existing products as well as the development of technologically advanced new products that meet industry standards, perform successfully and simplify the users’ tasks so that they can do more with fewer resources.  We are currently marketing SecureNet, Compliance Commander, SpySnare and TraceCop products to meet emerging market requirements and are continuously engaged in testing to ensure that our products interoperate with other manufacturers’ products, which comply with industry standards.

During 2006 and 2005, our research and development expenditures were $2.1 million and $2.6 million, respectively. All of our expenditures for research and development have been expensed as incurred.  At December 31, 2006, we had 16 employees engaged in research and product development.

Manufacturing and Supplies

In the past, we relied on the outsourcing of manufacturing components, assembly and certain other operations to reduce fixed costs and to provide flexibility in meeting market demand of our hardware products.    As we continue our transition from a hardware business to primarily a software business, we expect to reduce our reliance on third party manufacturers and suppliers.

Our internal manufacturing operations consist primarily of replication of software on CDs, packaging, testing and quality control of finished units.

The hardware we sell is standard off-the-shelf products, which we OEM or resell from our suppliers.

Intellectual Property and Licenses

Our success and our ability to compete are dependent, in part, upon our proprietary technology. While we have applied for certain patents, we currently rely on a combination of contractual rights, trade secrets and copyright laws to establish and protect our proprietary rights in our products. We have also entered into non-disclosure agreements with our suppliers, resellers and certain customers to limit access to and disclosure of proprietary information. There can be no assurance that the steps taken by us to protect our intellectual property will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

We have entered into software and product license agreements with various suppliers. These license agreements provide us with additional software and hardware components that add value to our security products. These license agreements do not provide proprietary rights that are unique or exclusive to us and are generally available to other parties on the same or similar terms and conditions, subject to payment of applicable license fees and royalties.  We do not consider any of the product license, software or supplier agreements to be material to our business, but rather complementary to our business and product offerings.

Sales, Marketing and Customers

    Field Sales Force.  Our direct sales organization focuses on major account sales, channel partners including distributors, Value Added Resellers (VARs) and integrators; promotes our products to current and potential customers; and monitors evolving customer requirements. The field sales and technical support force provides training and technical support to our resellers and end users and assists our customers in designing secure data networking solutions.

We currently conduct sales and marketing efforts from our principal office in Richardson (Dallas), Texas.  In addition, we have sales personnel, sales engineers or sales representatives located in California, Georgia, Europe and Asia.

    Distributors.  We have signed distribution agreements with distributors in the United States, Europe and Asia. In general, these relationships are non-exclusive. Distributors typically maintain an inventory of our products. Under these agreements, we provide certain protection to the distributors for their inventory of our products for price reductions as well as products that are slow moving or have been discontinued. Recognition of sales to distributors and related gross profits are deferred until the distributors resell the merchandise. However, since we have legally sold the inventory to the distributor and we no longer have care, custody or control over the inventory, we recognize the trade accounts receivable and reduce inventory related to the sale at the time of shipment to the distributor.

    Resellers.  Resellers such as domestic and international system integrators and VARs sell our products as stand-alone solutions to end users and integrate our products with products sold by other vendors into network security systems that are sold to end users. Our field sales force and technical support organization provide support to these resellers. Our agreements with resellers are non-exclusive, and our resellers generally sell other products that may compete with our products. Resellers may place higher priority on products of other suppliers who are larger than and have more name recognition than us, and there can be no assurance that resellers will continue to sell and support our products.

    Foreign Sales.  We believe that rapidly evolving international markets are important sources of future net sales. Our export sales are currently being made through an indirect sales force comprised of international resellers in Europe, Asia and Canada.  Export sales accounted for approximately 9.4% and 10.7% of total revenue in 2006 and 2005, respectively.  See “Management’s Discussion and Analysis or Plan of Operations” included in this report for a geographic breakdown of our revenue in 2006 and 2005. Sales to foreign customers and resellers generally have been made in United States dollars.

    Marketing.  We have implemented several methods to market our products, including public relations and placed articles, regular participation in and presenting during trade shows and seminars, advertisement in trade journals, telemarketing, distribution of sales literature and product specifications and ongoing communication with our resellers and installed base of end-user customers.

    Customers.  Our end-user customers include banks, credit unions, other financial institutions, U.S. federal government entities, foreign government entities and local government entities, high technology, e-commerce and telecommunication companies, hospital and other healthcare providers and academic institutions.  Essentially, our customers include any entity requiring network security solutions for protecting their mission critical data.  Sales to certain customers and groups of customers can be impacted by seasonal capital expenditure approval cycles, and sales to customers within certain geographic regions can be subject to seasonal fluctuations in demand.

Although we sell our products to many customers through various distribution channels, no one commercial customer or reseller accounted for 10% or more of our total revenue in any of the past three fiscal years.  However, in 2006, 73.6% of our revenue was derived from a variety of U.S. government entities through direct sales and indirectly through system integrators and resellers.  In 2006, 65.6% of our total revenues are attributable to three customers, one of which exceeds 10% of our total revenues individually.  Comparatively, sales to the U.S. Government through direct and indirect channels totaled 70.7% of total revenues for 2005 and three of those entities represented more than 10% of our total revenues for the year.  A reduction in our sales to U.S. government entities could have a material adverse effect on our business and operating results if not replaced.

    Backlog.  We believe that only a small portion of our order backlog is non-cancelable and that the dollar amount associated with the non-cancelable portion is immaterial. We purchase or contract inventory based upon our forecast of customer demand and maintain inventories in advance of receiving firm orders from customers. Orders are generally fulfilled within two days to two weeks following receipt of an order. Due to the generally short cycle between order and shipment, we do not believe that our backlog as of any particular date is indicative of future net sales.

    Customer Support, Service and Warranty.  We service, repair and provide technical support for our products. Our field sales and technical support force works closely with resellers and end-user customers on-site and by telephone to assist with pre- and post-sales support services such as network security design, system installation and technical consulting. By working closely with our customers, our employees increase their understanding of end-user requirements and provide input to the product development process.

We warrant all of our products against defects in materials and workmanship for periods ranging from 90 days to 12 months. Before and after expiration of the product warranty period, we offer both on-site and factory-based support, parts replacement and repair services. Extended warranty services are separately invoiced on a time and materials basis or under an annual maintenance contract.

Competition

The market for network and data protection security solutions is intensely competitive and subject to frequent product introductions with new technologies, improved price and performance characteristics. Industry suppliers compete in areas such as conformity to existing and emerging industry standards, interoperability with networking and other security products, management and security capabilities, performance, price, ease of use, scalability, reliability, flexibility, product features and technical support. We believe that our approach focusing on network perimeters with market leading high-performance network technology that reduces the total cost of ownership as compared to our competition provides us with an advantage with large organizations with complex security requirements.

There are numerous companies competing in various segments of the data security markets. Our principal competitors in the network intrusion prevention and detection market include Internet Security Systems, Inc.(IBM), Cisco Systems, Inc., Symantec, Inc., Netscreen  (Juniper Networks, Inc.) McAfee Inc., Tipping Point Technologies, a division of 3Com Corporation, and NFR Security (Checkpoint).  Our competitors in the regulated information compliance market include Vontu, Port Authority (Websense), Vericept, Reconnex, Tablus and a small number of start-up companies that entered the space within the last two years. Regarding the spyware prevention market, we currently directly and indirectly compete with a number of host-based spyware detection systems, such as Ad-Aware, Spybot S&D and Spy Sweeper and some inline proxy solutions such as Blue Coat Systems, Inc.

Furthermore, some of our competitors have substantially greater financial, technical, sales and marketing resources, better name recognition and a larger customer base than we do. In addition, many of our competitors may provide a more comprehensive networking and security solution than we currently offer. Even if we do introduce advanced products that meet evolving customer requirements in a timely manner, there can be no assurance that our new products will gain market acceptance.

Certain companies in the network security industry have expanded their product lines or technologies in recent years as a result of acquisitions. Further, more companies have developed products which conform to existing and emerging industry standards and have sought to compete on the basis of price. We anticipate increased competition from large networking equipment vendors, which are expanding their capabilities in the network security market. In addition, we anticipate increased competition from private “start-up” companies that have developed or are developing advanced security products. Increased competition in the security industry could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully in the future with current or new competitors.

Employees

As of December 31, 2006, we employed a total of 32 persons, including 11 in sales, marketing and technical support, 1 in manufacturing and operations, 16 in research and product development and 4 in administration and finance.

None of our employees are represented by a labor organization, and we are not a party to any collective bargaining agreement. We have not experienced any work stoppages and consider our relations with our employees to be good.

Competition in the recruiting of personnel in the networking and data security industry is intense. We believe that our future success will depend in part on our continued ability to hire, motivate and retain qualified management, sales and marketing, and technical personnel. To date, we have not experienced significant difficulties in attracting or retaining qualified employees.

Facilities

Our headquarters are located in a two-story building in Richardson, Texas.  We occupy approximately 30,000 square feet of floor space in this facility. This facility includes our corporate administration, operations, marketing, research and development, sales and technical support personnel.  The lease for this facility extends through February 2010.

Approximately thirty percent of our security software research and development staff is located in a 6,464 square foot leased property in San Diego, California.  This lease is currently on a month to month basis.  Research and development personnel occupy this facility.

We believe that the existing facilities at December 31, 2006 will be adequate to meet our requirements through 2007.  We believe that all facilities are adequately covered by appropriate property insurance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATION
AND FINANCIAL CONDITION

Our revenues have decreased over the past few years due primarily to the change in our product focus from networking hardware to network security software products with a corresponding decrease in our sales volume related to this change in our product mix.  To date, we have not encountered significant competition in the market that has caused us to decrease our sales prices when compared to sales prices in previous years.  To help counteract our declining revenues and bring our operations in line with our new strategic focus, we reduced our employee headcount in 2006.  At December 31, 2005 we employed 43 employees and at December 31, 2006 we employed 32 employees.  As a result of our migration to software-based solutions, our margins have increased over the past two years from 51.0% in 2004, to 58.0% in 2005 and 2006.  We have also restructured our personnel and operations around the development and sale of our core software products.  As a result of these efforts, we believe we have reduced operating expenses to a level that will remain consistent going forward.

In order for us to operate and grow our business, we must achieve and sustain operating profits and become cash flow positive.  This will require us to counteract reduced sales of our SecureNet products by generating additional revenues from sales of our regulated information compliance and entity identification software products.  In order to obtain these sales, our products must gain acceptance in intensely competitive and emerging markets.  We believe our ability to introduce our Compliance Commander and TraceCop products into the marketplace in a timely manner and our efforts to maintain our reduced spending levels will help us achieve these results.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to product returns, bad debts, inventories, income taxes, warranty obligations, maintenance contracts and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We generally recognize product revenue upon shipment of product. We accrue for estimated warranty costs and sales returns at the time of shipment based on our experience. Revenue from maintenance contracts is deferred and recognized over the contractual period the services are performed, generally one year.  There is a risk that technical issues on new products could result in unexpected warranty costs and returns.  However, as we migrate to more of a software-based business model, the warranty costs should continue to decline.  To the extent that they do decline, our warranty reserve from current sales will decrease.  To the extent that our warranty costs exceed our expectations, we will increase our warranty reserve to compensate for the additional expense expected to be incurred.  We review these estimates periodically and determine the appropriate reserve percentage.  However, to date, warranty costs and sales returns have not been material.  Historically, our estimates for these items have not differed materially from actual results.  Significant or subjective estimates associated with our revenue recognition policy include our estimate of warranty cost and sales returns.

We recognize software revenue from the licensing of our software products in accordance with Statement of Position (“SOP”) No. 97-2 “Software Revenue Recognition”, SOP 98-9 “Modification of 97-2, Software Revenue Recognition, with respect to certain transactions” and Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” whereby revenue from the licensing of our products is not recognized until all four of the following criteria have been met: i) execution of a written agreement; ii) delivery of the product has occurred; iii) the fee is fixed and determinable; and iv) collectibility is probable. Bundled hardware and perpetual software product sales are recognized at time of delivery, as our licenses are not sold on a subscription basis.  In the case of multiple product and service sales, we perform a Vendor Specific Objective Evidence analysis to appropriately determine the amount of revenue derived from each deliverable.  If our license strategy changes and we begin to offer licenses on a subscription basis, we would perform this analysis in a similar manner.  Under these circumstances, the revenue related to the license would be recognized ratably over the subscription period.  Market values are easily obtained for all of our product offerings, as we have historical sales information on our product offerings.  We defer and recognize maintenance and support revenue over the term of the contract period, which is generally one year.

We have signed distribution agreements with distributors in the United States, Europe and Asia. In general, these relationships are non-exclusive. Distributors typically maintain an inventory of our products. Under these agreements, we provide certain protection to the distributors for their inventory of our products for price reductions as well as products that are slow moving or have been discontinued by us. Historically, returns from our distributors and charges related to price reductions on inventory held by distributors have not been material.  Recognition of sales to distributors and related gross profits are deferred until the distributors resell the merchandise. However, since we have legally sold the inventory to the distributor and we no longer have care, custody or control over the inventory, we recognize the trade accounts receivable and reduce inventory related to the sale at the time of shipment to the distributor. Revenue, offset by deferred cost of sales, is included in deferred revenue in the accompanying financial statements.  Since the net balance in deferred revenue represents the sales price less the cost of the product maintained by the distributors, the deferred costs of these products are included in our obsolescence and slow-moving analysis and are written down according to their estimated current value.  This transaction effectively recognizes expense for the write-down, if any, and increases the net liability in the deferred revenue account.

We generally recognize service revenue upon delivery of the contracted service.  Service revenue, primarily including maintenance, training and installation, are recognized upon delivery of the service and typically are unrelated to product sales.  These services are not essential to the functionality of the delivered product.  To date, training and installation revenue has not been material.

Allowance for Doubtful Accounts and Returns

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Our receivables are uncollaterized and we expect to continue this policy in the future.  If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.  Historically, our estimates for sales returns and doubtful accounts have not differed materially from actual results.

Inventory

We write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.   Historically, our estimates for inventory obsolescence have not differed materially from actual results.

Results of Operations

The following tables set forth, for the periods indicated, certain financial data as a percentage of net revenue.

	Year Ended December 31,
	2006	2005

Net product revenue	78.3%	73.2%
Net customer support and maintenance revenue	21.7	26.8
Total revenue	100.0	100.0
Cost of product revenue	38.2	39.4
Cost of customer support and maintenance revenue	3.8	2.6
Total cost of revenue	42.0	42.0
Gross profit	58.0	58.0
Operating expenses:
Sales and marketing	51.8	52.5
Research and development	39.4	42.7
General and administrative	23.9	18.8
Severance costs	0.2	1.0
Operating loss	(57.3)	(57.0)
Interest income, net	0.8	1.4
Other income, net	(1.2)	0.0
Loss from operations before income taxes	(57.7)	(55.6)
Income tax provision	—	—
Net loss	(57.7)	(55.6)
Preferred stock dividends accrued	(3.3)	(2.9)
Beneficial conversion feature on preferred stock	—	(24.0)
Net loss attributable to common stockholders	(61.0)%	(82.5)%

	2006	2005

Domestic revenue	90.6%	89.3%
Export revenue to:
Europe	7.1	7.8
Canada	1.6	0.5
Asia	0.6	2.3
Latin America	0.1	0.1
Net revenue	100.0%	100.0%

2006 compared with 2005

Net Revenue

Total revenue decreased to $5.2 million in 2006 from $6.0 million in 2005.  The lack of revenue growth is related to shifting our focus from our SecureNet IPS product line to our Compliance Commander and TraceCop product lines.  Our customer support and maintenance revenue decreased 29.1% from $1.6 million in 2005 to $1.1 million in 2006.  This decline is mainly due to the expiration of maintenance contracts related to our SecureNet and zero maintenance related to TraceCop products.  In 2006, total revenues related to our SecureNet product line decreased 56% or $2.2 million from $3.9 million in 2005 to $1.7 million in 2006, and our non-core product lines, including our PDS and SecureCom hardware products decreased 66.7% or $0.2 million from $0.3 million in 2005 to $0.1 million in 2006.  Our product revenues remained constant at $4.1 million in 2006.  We expect our product revenues to increase in the future as the market acceptance of our Compliance Commander and TraceCop product lines increase.

Export sales in 2006 decreased to $0.5 million, or 9.4% of net revenue, compared to $0.6 million, or 10.7% of net revenue in 2005 primarily due our focus on domestic revenue sales.  As part of our headcount reductions, we have focused most of our sales personnel on the domestic market.  Sales of our products internationally may be subject to exchange risk, which may cause our products to effectively increase in price, if the exchange rate moves significantly and the dollar gains value over the foreign currency.

Historically, due to the timing of our sales cycle, a significant portion of our monthly sales occurs in the second half of the month.  Accordingly, our receivables increase at the end of each month, which causes a higher accounts receivable balance at month end. This monthly trend also causes an inflated comparative relationship between revenue and accounts receivable. We believe that this monthly trend will continue because monthly sales forecast and planning meetings are held in the first week of every month, the middle of the month is focused on sales calls to customers and the later half of the month on closing sales.

Gross Profit

Gross profit decreased 12.8% to $3.0 million in 2006 from $3.5 million in 2005. As a percentage of net revenue, gross profit remained constant at 58.0% for 2006 and 2005.  Gross profit on products increased from 46.0% in 2005 to 51.3% in 2006 due to the shift in a more profitable product mix, namely our software-based products.  Gross profit on customer support and maintenance decreased from 90.2% in 2005 to 82.2% in 2006.  The decrease in gross profit on customer support and maintenance was relatively small and our gross profit in this area should remain strong as our hardware-related repair costs in conjunction with our strategic decision to move towards software-based solutions should remain low.  As we continue to migrate from our older hardware-based products to our newer software-based products, we expect our product margins to continue to increase.

Gross profit as a percentage of net revenue is impacted by several factors, including shifts in product mix, changes in channels of distribution, sales volume, fluctuations in manufacturing costs, pricing strategies, and fluctuations in sales of integrated third-party products.

Sales and Marketing

Sales and marketing expenses decreased 12.9% to $2.7 million in 2006 from $3.1 million in 2005, as we reduced expenses to respond to the decline in sales. As a percentage of net revenue, sales and marketing expenses decreased to 51.8% in 2006 from 52.5% in 2005. We expect sales and marketing expenses to decrease in 2007 compared to 2006 as we hold the expense levels near fourth quarter 2006 levels, which decreased as a result of a decrease in employee headcount.  We also expect sales and marketing expenses, as a percentage of net revenue, to decrease in 2007 compared to 2006 as we expect an increase in revenue in 2007.

Research and Development

Research and development expenses decreased to $2.1 million, or 39.4% of net revenue, in 2006 compared to $2.6 million, or 42.7% of net revenue, in 2005.  Our research and development costs are expensed in the period in which they are incurred. We expect research and development expenses to remain relatively constant in 2007 compared to 2006.  We expect research and development, as a percentage of net revenue, also to decrease in 2007 compared to 2006 as our revenue increases.

General and Administrative

General and administrative expenses increased slightly to $1.3 million, or 23.9% of net revenue in 2006 compared to $1.1 million or 18.8 % of net revenue in 2005.  We expect general and administration expenses to remain relatively constant in 2007 compared to 2006.

Severance Costs

In connection with our strategic alignment of our sales force domestically and our continued shift to our new security product lines during 2004, we streamlined operations and activities that are not aligned with these core markets and strategies. During 2006 we recorded severance charges of $10 thousand, compared to $55 thousand in 2005.  All severance obligations related to the 2006 expense were paid prior to December 31, 2006.  All severance obligations related to the 2005 expense were paid prior to December 31, 2005.  We were not receiving any benefits from those severed individuals subsequent to the year of the applicable expense.

Interest Income, Net

Net interest income decreased 46.4% to $45 thousand in 2006 from $84 thousand in 2005 primarily due to a decrease in average cash and interest-bearing investment balances. We expect net interest income to remain consistent in 2007 compared to 2006.  Net interest income will vary in the future based on our cash flow and rate of return on investments.

Income Taxes

Our effective income tax rate was 0% in 2006 and 2005 as valuation allowances have been recorded for the entire amount of the net deferred tax assets due to uncertainty of realization.  We have fully utilized our net operating loss carryback.

Liquidity and Capital Resources

Our principal sources of liquidity at December 31, 2006 were $0.9 million of cash and cash equivalents. As of December 31, 2006, we do not hold investments with a stated maturity beyond one year. Working capital at December 31, 2006 was $0.5 million compared to $2.7 million as of December 31, 2005.

Net cash used in operations in 2006 was $2.9 million, primarily due to an operating loss of $3.0 million for the year, a decrease in deferred revenue of $0.2 million, a decrease in inventories of $0.2 million, offset by depreciation and amortization of $0.1 million and an increase in accounts receivable of $0.4 million.  Future fluctuations in accounts receivable, inventory balances and accounts payable will be dependent upon several factors, including quarterly sales, timely collection of accounts receivable, and the accuracy of our forecasts of product demand and component requirements.

Net cash provided by investing activities in 2006 was $0.5 million, which consisted of maturities of short term investments of $0.5 million of available for sale securities.

Net cash provided by financing activities in 2006 was $0.5 million, consisting of net financing proceeds from private placements of $0.5 million, net proceeds from line of credit of $.2 million and dividends paid on preferred stock of $0.2 million.

At December 31, 2006, we did not have any material commitments for capital expenditures. Operating lease commitments of $1.2 million are detailed below. During 2006, we funded our operations through the use of available cash, cash equivalents and investments, which was raised primarily through financing generated through the sale of our Series 3 5% convertible preferred stock.

As of December 31, 2006, we had cash, cash equivalents and investments in the amount of approximately $0.9 million, down from approximately $3.3 million as of December 31, 2005.  However, throughout 2006, we continued to reduce expenses and realize the benefit of cost-cutting actions taken in previous years.  Our net loss during the third and fourth quarter 2006 was approximately $200 thousand per quarter.

On December 28, 2006, we completed a private placement of 1,250,000 shares of our Common Stock for gross proceeds of $500,000.

On March 15, 2007, we completed an additional private placement of 925,926 shares of our Common Stock for gross proceeds of $500,000.

On March 29, 2006, we established a $1,000,000 line of credit with Silicon Valley Bank.  Under the terms of this agreement, we may borrow an amount equal up to 80% of eligible accounts receivable balances.  In addition, we may obtain inventory advances equal to 35% of finished good inventory, capped at the lesser of the inventory availability, $300,000 or 35% of our total borrowing base.  If our credit line increases to $2,000,000, inventory advances will be capped at the lesser of the inventory availability, $600,000 or 35% of our borrowing base.  Amounts we borrow under the credit line accrue interest at an annual rate of prime plus 1% and are secured by a lien on all of our assets.  Accrued interest on all outstanding amounts is payable monthly in arrears and all outstanding principal and accrued but unpaid interest on the amounts we borrow are due on March 28, 2008.  Our ability to receive advances under this credit line will increase if we generate additional receivables and inventory from the sale of our products.  We have current balance due under this credit line of $200,000 at December 31, 2006.  Also, assuming eligible receivables and inventory equal to the $844,000 of net accounts receivable and the $180,000 of finished goods inventory we had at December 31, 2006, we could borrow up to an additional $139,000 under our credit line at December 31, 2006. The line of credit was renewed on March 29, 2007, accrued interest on all outstanding amounts is payable monthly in arrears and all outstanding principal and accrued but unpaid interest on the amounts we borrow are due on March 28, 2008.

We expect our net operating losses and operating cash outflows to continue through at least the first quarter of 2007 and possibly throughout the remainder of fiscal year 2007.  The sufficiency of our cash resources may depend to a certain extent on general economic, financial, competitive or other factors beyond our control.  In addition, we are obligated to make payments of accrued dividends on all our outstanding shares of preferred stock that will reduce our available cash resources.   Of the $0.9 million in cash, cash equivalents and investments at December 31, 2006, $0.5 million was derived from a private investment by our Chief Executive and Chief Financial Officers which closed on December 28, 2006.   As of February 28, 2007 we had cash and cash equivalents of $300,000 and less than $100,000 in available funding under our existing credit line.  Based on projections for increased revenues in 2007, the closing of the $0.5 million private placement on March 15, 2007 and a commitment from the Company’s CEO to advance the Company up to $0.75 million in funding should it be necessary, we believe that our available credit line and available cash resources will provide sufficient cash resources to finance our operations and expected capital expenditures for the next twelve months.  It is possible that we may need to fund our operations through additional investments of private equity, which, if we are able to obtain, will have the effect of diluting our existing common stockholders, perhaps significantly.  Any equity or debt financings, if available at all, may be on terms which are not favorable to us and, in the case of equity financings, may result in dilution to our stockholders. If our operations do not generate positive cash flow in the next few months, or if we are not able to obtain additional debt or equity financing on terms and conditions acceptable to us, if at all, we may be unable to implement our business plan, fund our liquidity needs or even continue our operations.

We intend to explore the possible acquisitions of businesses, products and technologies that are complementary to our existing business. We are continuing to identify and prioritize additional security technologies, which we may wish to develop, either internally or through the licensing or acquisition of products from third parties. While we engage from time to time in discussions with respect to potential acquisitions, there can be no assurances that any such acquisitions will be made or that we will be able to successfully integrate any acquired business. In order to finance such acquisitions, it may be necessary for us to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms which are not favorable to us and, in the case of equity financings, may result in dilution to our stockholders.

Contractual Obligations

The following table sets forth certain information concerning the future contractual obligations under our operating leases at December 31, 2006.  We have no other significant contractual obligations at December 31, 2006.

Future minimum lease payments consisted of the following on December 31, 2006 (in thousands):

2007	$378
2008	393
2009	409
2010	68
$1,248

Off-Balance Sheet Arrangements

As of December 31, 2006, we did not have any significant off-balance sheet arrangements, as defined in Item 303(c)(2) of Regulation S-B.

Quantitative and Qualitative Disclosures About Market Risk.

Foreign Exchange.  Our revenue originating outside the U.S. in 2006 and 2005 was 9.4% and 10.7% of total revenues, respectively.  Revenues generated from the European region in 2006 and 2005 were 7.1% and 7.8% of total revenues, respectively.  Revenues generated from the Asia region in 2006 and 2005 were 0.6% and 2.3% of total revenues, respectively.  International sales are generated primarily from our foreign sales subsidiaries in the local countries and are typically denominated in U.S. dollars.  These subsidiaries incur substantially all of their expenses in the local currency.

Our international business is subject to risks typical of an international business, including differing economic conditions, changes in political climate, differing tax structures, import and export regulations, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our results could be materially adversely impacted by changes in these or other factors. The effect of foreign exchange rate fluctuations on our business in 2005 and 2004 was not material.

Interest Rates.  We invest our cash in a variety of investment grade financial instruments, including bank time deposits, fixed rate obligations of corporations, municipalities, and state and national governmental entities and agencies.  These investments are denominated in U.S. dollars.  Cash balances in foreign currencies overseas are operating balances and are invested in short-term time deposits of the local operating bank.

Interest income on our investments is carried in “Interest income, net”. We account for our investment instruments in accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”.  All of the cash equivalents and short-term investments are treated as available-for-sale under SFAS 115.

Investments in fixed-rate interest-earning instruments carry a degree of interest rate risk.  Fixed-rate securities may have their fair market values adversely impacted due to a rise in interest rates.  Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities, which have seen a decline in market value due to changes in interest rates.  Our investment securities are held for purposes other than trading.  The weighted-average interest rate on investment securities for the year ended December 31, 2006 was 5.1%.  We held no short-term investments at December 31, 2006.

Controls and Procedures

We maintain “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are designed to ensure that information required to be disclosed by us in reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating our disclosure controls and procedures, management recognized that disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable assurance of achieving the desired control objectives, and we necessarily are required to apply our judgment in evaluating the cost-benefit relationship of possible disclosure controls and procedures.

Our management, including our principal executive officer and principal financial officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2006 and concluded that the disclosure controls and procedures were effective.

There were no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2006 that have materially affected, or are reasonable likely to materially affect, our internal control over financial reporting.

At the end of 2007, Section 404 of the Sarbanes-Oxley Act will require our management to provide an assessment of the effectiveness of our internal control over financial reporting, and at the end of 2008, our independent registered public accountants will be required to audit management’s assessment. We are in the process of performing the system and process documentation, evaluation and testing required for management to make this assessment and for its independent registered public accountants to provide their attestation report. We have not completed this process or its assessment, and this process will require significant amounts of management time and resources. In the course of evaluation and testing, management may identify deficiencies that will need to be addressed and remediated.

Directors and Executive Officers of Intrusion Inc.

G. Ward Paxton, 71 was named President and Chief Executive Officer of the Company on November 28, 2001.  He is also co-founder of the Company and has served as Chairman of the Board since the Company’s inception in September 1983.  Mr. Paxton also served as President and Chief Executive Officer of the Company from 1983 until June 2000 and served as Chief Financial Officer from 1983 until 1994.  Prior to founding the Company, Mr. Paxton was Vice President of Honeywell Optoelectronics, a division of Honeywell, Inc., from 1978 to 1983.  From 1969 to 1978, Mr. Paxton was Chairman of the Board, President, Chief Executive Officer and founder of Spectronics, Inc., which was acquired by Honeywell, Inc. in 1978.  Prior to founding Spectronics, Inc., Mr. Paxton held various managerial and technical positions at Texas Instruments Incorporated from 1959 to 1969.  Mr. Paxton holds Ph.D., M.S. and B.S. degrees in Physics from the University of Oklahoma.

T. Joe Head,50 is co-founder of the Company and has served as a director since the Company’s inception in September 1983.  Mr. Head was named Vice Chairman of the Board of Directors in June 2000 and was named Vice Chairman and Vice President on February 14, 2003.  He also served as Senior Vice President from 1983 until 1998 and Executive Vice President from 1998 until June 2000.  Prior to co-founding the Company, Mr. Head held the positions of Product Marketing Manager and Marketing Engineer of Honeywell Optoelectronics from 1980 to 1983.  Mr. Head holds a B.S. degree in Electrical Engineering from Texas A & M University.

J. Fred Bucy, Jr., 78 has served as a director of the Company since 1993.  Mr. Bucy was employed in various technical and managerial capacities by Texas Instruments Incorporated from 1953 through his retirement in 1985.  At the time of his retirement, Mr. Bucy was President, Chief Executive Officer and a director of Texas Instruments.  Mr. Bucy was a Trustee of Southwest Research Institute.  He was Chairman of the Texas National Research Laboratory Commission (re-appointed by George W. Bush in 1995) until 2001.  Mr. Bucy was also a member of the Coordinating Board Advisory Committee on Research of the Texas College and University System and a former member of the Board of Regents of Texas Tech University and Texas Tech University Health Sciences Center from 1973 to 1991, including four years as its Chairman.  Mr. Bucy has been accorded Distinguished Alumnus and Distinguished Engineer Awards by Texas Tech University, is a fellow of the Institute of Electrical and Electronics Engineers, a member of National Academy of Engineers, and is a life member of the Navy League.  Mr. Bucy was awarded an honorary Doctor of Science degree from Texas Tech University in 1994.  Mr. Bucy was recognized as an Eminent Member of Eta Kappa Nu in 2002.

James F. Gero, 62 was named a director of the Company on October 27, 2003.  Mr. Gero is former Chairman of the Board and a principal stockholder of Sierra Technologies, Inc. and is a private investor.  Mr. Gero serves on the Boards of Drew Industries, a public company which supplies a broad array of components for recreational vehicles and manufactured homes, and is Chairman of Orthofix, N.V., a publicly traded medical device manufacturer.  Mr. Gero is a former Chairman and Chief Executive Officer of Varo Inc., a manufacturer of high technology systems.  Prior to becoming Chairman and CEO of Varo Inc., Mr. Gero served as Vice President and General Manager at Allied Signal Corporation.  Mr. Gero holds a B.S. degree from State University of New York, an M.B.A. degree from University of New Haven and an M.A. degree from Fairleigh Dickinson.

Donald M. Johnston, 57 has served as a director of the Company since November 1983.  Mr. Johnston is President of Massey Burch Capital Corp., a venture capital firm.  He served as President of Massey Burch Investment Group, Inc., a venture capital firm, from 1990 until December 1993 where he had been a principal since 1982.  Prior to that time, Mr. Johnston was the President of InterFirst Venture Corporation, a venture capital subsidiary of Interfirst Bancshares, Inc., and the Executive Director of First Dallas, Ltd., a corporate finance group in London, England.  Mr. Johnston holds a B.A. degree from Vanderbilt University and an M.B.A. degree from Southern Methodist University.

All directors of the Company hold office until the next ensuing annual meeting of stockholders or until their respective successors are duly elected and qualified.  All officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Board.  There are no family relationships between any director or officer of the Company and any other such person except that Michael L. Paxton, Vice President, Chief Financial Officer, Secretary and Treasurer, is the son of G. Ward Paxton, Chairman, President and Chief Executive Officer.

Jay W. Barbour, 38 joined the Company on January 11, 2006 as Vice President of Marketing.  As Vice President of Marketing, he is responsible for the strategies to bring the Company’s services to market.  Prior to joining the Company, Mr. Barbour held various positions in the hi-tech industry including the Vice President of Product Management at ScanSafe in 2005 as well as a consultant to security and wireless start-ups in the United Kingdom and United States from 2003 until 2005.  From 2002 to 2003, Mr. Barbour was a Senior Product Manager at Hewlett Packard.  Mr. Barbour was Product Manager of Security at 3Com from 2000 to 2002 and was also the Product Marketing Manager at Teradyne from 1999 to 2000. Mr. Barbour holds a B.S. degree in Engineering Physics with honors from Queen’s University, Canada. Mr. Barbour also holds an M.B.A from INSEAD, France, and is a Certified Information Systems Security Professional (CISSP).

Aaron N.  Bawcom, 34 was named Vice President of Engineering on January 29, 2003.  He joined the Company on April 10, 2000 as Director of Product Development of Security Software.  As Vice President of Engineering, he is responsible for the technical direction and development of all products.  From 1998 to 2000, Mr. Bawcom served as engineer, manager, and chief architect for Network Associates security products where he produced Enterprise Management, Intrusion Detection, and Firewall software.  Prior to that time, Mr. Bawcom worked as an engineer producing a network based content scanning product for McAfee.  Mr. Bawcom holds a B.S. degree in Computer Science from Texas A&M University.

Garry L. Hemphill, 58 joined the Company on February 14, 2003 as Vice President of Operations and was named as Vice President of Sales in 2006.  Mr. Hemphill was previously employed with the Company from 1987 to 2000 as Vice President of Operations and 1984 to 1987 as Director of Operations.  From 2002 to 2003, Mr. Hemphill acted as an independent consultant to contract manufacturers in the area of business development.  From 2000 to 2001, Mr. Hemphill was President and Chief Executive Officer of VHB Technologies, Inc., a Richardson, Texas based start-up.  Mr. Hemphill’s background covers over 20 years in data networking, engineering and operation management.  Mr. Hemphill holds an Associate Degree in Business Administration from the University of Texas at Dallas.

Michael L. Paxton, 46 joined the Company on August 13, 2002 as Vice President, Chief Financial Officer, Secretary and Treasurer.  He was also employed by the Company from 1986 until May 1998.  Mr. Paxton previously held positions with the Company as Vice President and Secretary from 1995 to 1998, Controller of Finance and Accounting from 1987 to 1995 and Accounting Manager from 1986 to 1987.  From 1998 to August 2002, Mr. Paxton served as General Partner for Paxton Ventures, L.P.  Mr. Paxton holds a B.B.A. degree from the University of Oklahoma.

Board of Directors and Committees

The business affairs of the Company are managed under the direction of the Board.  The Board meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring Board approval.  It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings.  The Board of Directors or its authorized committees met twenty-one times during the 2006 fiscal year.  During fiscal year 2006, each director participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (ii) the total number of meetings of all committees of the Board on which he served (during the period that he served).

The Board has established Audit and Compensation Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities.  The functions of the Audit Committee and the Compensation Committee are described below.

Audit Committee.  The Audit Committee is composed of:  Donald M. Johnston (Chairman), James F. Gero, and J. Fred Bucy, Jr.  Each member of the Audit Committee is independent (as defined in Nasdaq Marketplace Rule 4200).  The Audit Committee has at least one financial expert (as defined by Item 401(e) of Regulation S-B).  Mr. Bucy is currently the Audit Committee financial expert.  The Audit Committee is governed by a written charter, which was approved by the Audit Committee on March 18, 2004, and included under the “investor relations” section on the Company’s website.  The Audit Committee held six meetings during fiscal year 2006.

Compensation Committee.  The Compensation Committee is empowered to advise management and make recommendations to the Board with respect to the compensation and other employment benefits of executive officers, key employees and directors of the Company.  The Compensation Committee also administers the Company’s incentive stock incentive plan for officers, key employees and directors, and the Company’s incentive bonus programs for executive officers and employees.  The Compensation Committee is authorized, among other powers, to determine from time to time the individuals to whom options shall be granted, the number of shares to be covered by each option and the time or times at which options shall be granted pursuant to the stock incentive plan.  The Compensation Committee is comprised of Mr. Bucy (Chairman), Mr. Gero and Mr. Johnston, each of whom is an independent director (as defined in Nasdaq Marketplace Rule 4200).  The Compensation Committee met six times during the 2006 fiscal year.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, the Audit Committee Charter, references to the independence of Audit Committee members and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission.  They also shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except the extent the Company specifically incorporates such information by reference in such filings.

Nomination of Directors

The Company does not have a formal nominating committee charter.  Instead, the independent members of the Board, Mr. Bucy, Mr. Gero and Mr. Johnston, act as a nominating committee considering nominees and appointees to the Board in accordance with Nasdaq Marketplace Rule 4350.  In evaluating candidates to determine if they are qualified to become Board members, these directors consider a number of attributes, including:

•                                          personal and professional character, integrity, ethics and values;

•                                          general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company;

•                                          strategic planning abilities and experience;

•                                          aptitude in accounting and finance;

•                                          expertise in domestic and international markets;

•                                          experience in the network security or telecommunications industry;

•                                          understanding of relevant technologies;

•                                          academic expertise in an area of the Company’s operations;

•                                          communications and interpersonal skills; and

•                                          practical and mature business judgment.

These directors also evaluate board members’ and nominees’ service on the board of other public companies.  Although these directors use these and other criteria to evaluate potential nominees, there are no stated minimum criteria for nominees.  These directors also evaluate candidates identified by their personal contacts and other Board members.

These directors will also consider nominees proposed by stockholders.  Although the Company has no formal policy regarding stockholder nominees, stockholder nominees are viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on the assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

G. Ward Paxton, (1)	—	—	—	—	—	—	—
Chairman of the Board
T. Joe Head, (1)	—	—	—	—	—	—	—
Vice Chairman of the Board
J. Fred Bucy, Jr., (2)	$20,000	—	$5,605	—	—	—	$25,605
Member
James F. Gero, (2)	21,000	—	6,838	—	—	—	27,838
Member
Donald M. Johnston, (2)	20,500	—	5,605	—	—	—	26,105
Member

(1)                                  Mr. G. Ward Paxton and Mr. T. Joe Head are employee directors of the Company.  All compensation paid to them is paid for their services as employee executives of the Company which are detailed in the 2006 Summary Compensation Table. No additional fees were paid to Mr. Paxton or Mr. Head for their services as a Director of the Company as noted above.

(2)                                  Mr. Bucy, Mr. Gero and Mr. Johnston were each granted 5,000 stock options with an exercise price of $0.60, the closing fair market value on such date. The FAS 123(R) full grant date fair value of $9,000 will continue to be expensed and reported as the option vests for each non employee director.

(3)                                  Represents the annual compensation cost for stock options as expensed by the Company pursuant to FAS 123(R). The full compensation cost related to each option grant will continue to be reported as the options vests. Refer to Note C, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K filed on March 29, 2007 for the relevant assumptions used to determine the valuation of the stock option awards.

(4)                                  The following are the aggregate number of option awards outstanding that have been granted to each of the non-employee directions as of December 31, 2006: Mr. Bucy — 22,500; Mr. Gero — 17,500; and Mr. Johnston — 22,500.

Overview of Compensation and Procedures

The Compensation Committee reviews the level of compensation of non-employee directors on an annual basis. The Company has historically used data from a number of different sources to determine the compensation for non-employee directors. Some examples of the data used include:

•      publicly available data describing director compensation in peer companies; and

•      survey data collected by the Company.

We compensate non-employee members of the board through a mixture of cash and equity-based compensation. Each non-employee director receives a cash retainer fee of $1,000 per month.  Each non-employee director also receives a fee of $1,000 for each meeting of the Board attended (excluding telephonic meetings) and for each meeting of a committee of the Board attended (exclusive of committee meetings held on the same day as Board meetings).  Each non-employee director also receives a fee of $500 for each telephonic meeting attended.  Each non-employee director is also reimbursed for all reasonable expenses incurred in attending such meetings.  No director who is an employee of the Company receives any fees for service as a director of the Board.  However, G. Ward Paxton and T. Joe Head each earned compensation for his services to the Company as an employee as set forth in the Summary Compensation Table.  Mr. G. Ward Paxton received a stock option grant for 30,000 shares at a price of $0.33 per share during 2006. Mr. T. Joe Head received a stock option grant for 100,000 shares at a price of $0.30 per share during 2006.  Neither Mr. Paxton nor Mr. Head received any additional fees for his services as a director of the Board.

Under the Automatic Option Grant Program of the 2005 Plan, each non-employee director will automatically be granted an option to purchase 10,000 shares of Common Stock upon joining the Board and an option to purchase 5,000 shares of Common Stock on the date of each annual stockholder meeting as long as the director has served at least six months prior to the date of grant.

Indebtedness of Directors and Executive Officers

None of our directors or officers or their respective associates or affiliates is indebted to us.

Involvement in Certain Legal Proceedings

In the normal course of business, various claims are made against us.  At this time, in the opinion of management, there are no pending claims the outcome of which are expected to result in a material adverse effect on our consolidated financial position or results of operations.

Family Relationships

There are no family relationships between any director or executive officer and any other such person except for Michael L. Paxton, Vice President, Chief Financial Officer, Secretary and Treasurer, who is the son of G. Ward Paxton, Chairman, President and Chief Executive Officer.

Executive Compensation

The Company operates in the highly competitive and rapidly changing high technology industry.  The Compensation Committee believes that the compensation programs for executive officers of the Company should be designed to attract, motivate and retain talented executives who contribute to the success of the Company and should be determined within a competitive framework based on the achievement of overall business objectives and financial performance and individual contributions.  Within this framework, the Compensation Committee’s objectives are to:

•                  provide a total compensation program competitive with the compensation practices of organizations in the high technology industry of comparable size to the Company;

•                  provide annual variable incentive awards based on the Company’s overall financial performance relative to corporate objectives; and

•                  align the financial interests of executive officers with those of stockholders by providing equity-based incentives.

The Company believes that the compensation of the executives should reflect their success as a management team, rather than individuals, in attaining key operating objectives, such as growth of sales, and growth of operating earnings and earnings per share.  In addition emphasis is placed on competitive analysis and industry data.  The Company has developed long term and short term compensation components for the executive. The long-term performance of stock options reflected in executive compensation through stock options is considered an important part of overall compensation.

Overview of Compensation and Process

Compensation elements provided to the Company’s executives include: salary, bonus, stock options, health, disability and life insurance, and 401(k) retirement plan matching. Base salaries are set for the executive officers at the regularly scheduled January meeting of the Compensation Committee. At this meeting, the Compensation Committee also approves and adopts the management incentive plan for the new fiscal year and typically grants stock awards to all of the executive officers and certain other eligible employees.

At the beginning of each fiscal year, the Compensation Committee reviews the history of all the elements of each executive officer’s total compensation over the past year and compares the compensation of the executive officers with that of the executive officers in similar positions within the industry or located within the same geographical area. Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee for the remaining executives in a private meeting. The Compensation Committee then approves the compensation for the Chief Executive Officer and the remaining executive officers in a closed door meeting.

The Company uses several factors when determining the amount of salary, equity and other benefits to pay each executive. Some of these factors include:

•   performance against individual and corporate objectives outlined the previous year;

•   value of their skills and experience that support the long-term vision of the Company;

•   performance of the individual divisions for which the executives are responsible; and

•   compensation paid to executives with similar responsibilities at companies of comparable size and sale volume.

The Company’s policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and stockholders. The Company provides cash compensation in the form of base salary to meet competitive salary levels. In previous years, bonus compensation was also used to reward superior performance.

The following items of corporate performance are taken into account in setting compensation policies:

•   The Company’s overall financial results; and

•   achievement of corporate objectives.

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million per covered officer in any fiscal year.  The limitation applies only to compensation which is not considered to be performance-based.  Non-performance based compensation paid to the Company’s executive officers for the 2006 fiscal year did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company’s executive officers for fiscal 2007 will exceed that limit.  The Company’s  2005 Stock Incentive Plan have been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation.  Because it is unlikely that the cash compensation payable to any of the Company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company’s executive officers.  The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

Summary Compensation Information

The following table sets forth certain summary information regarding all cash compensation earned by the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers (the “Named Executive Officers”) for the last three fiscal years in all capacities in which they served the Company and its subsidiaries for such period.  An additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 2006 was also included in the table. The individuals listed below shall be referred to as the (“Named Executive Officers”).

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
G. Ward Paxton,	2006	$122,500	—	$47,565	—	$1,225	$171,290
Chairman, President,	2005	122,500	—	107,121	—	1,225	230,846
and Director	2004	122,500	—	—	—	1,225	123,725

Michael L. Paxton,	2006	122,500	—	44,950	—	1,225	168,675
Vice President, Chief	2005	122,500	—	89,399	—	1,225	213,124
Financial Officer,	2004	122,500	—	31,016	—	1,225	154,741
Treasurer and Secretary

T. Joe Head,	2006	175,000	—	48,658	—	1,750	225,408
Vice-Chairman, Vice	2005	175,000	—	107,121	—	1,750	283,871
President and Director	2004	175,000	—	—	—	1,750	176,750

Aaron N. Bawcom,	2006	175,000	—	43,915	—	—	218,915
Vice President of	2005	175,000	—	81,345	—	—	256,345
Engineering	2004	175,000	—	36,142	—	—	211,142

Garry L. Hemphill, (4)	2006	110,000	—	43,948	—	1,100	155,048
Vice President of Sales

Eric H. Gore, (5)	2006	92,404	7,719	43,451	—	24,946	168,520
Former Vice President	2005	155,000	37,831	81,345	—	7,200	281,376
of Worldwide Sales	2004	155,000	37,102	32,880	—	7,200	232,182

(1)             Represents bonus compensation and/or commission earned during the fiscal year indicated, a portion of which may have been or will be paid during the subsequent fiscal year.

(2)             For 2006, the number represents the annual compensation cost for stock options as expensed by the Company pursuant to FAS 123(R). The full compensation cost related to each option grant will continue to be reported as the option vests. For 2005 and 2004, the number represents the amount that was reported in pro-forma financial disclosure pursuant to FAS 123. No compensation cost was expensed for 2005 and 2004. A complete discussion of the assumptions used to calculate such values can be found in the Company’s 2006 Annual Report on Form 10-KSB.

(3)             This amount includes the annual employer matching contributions under the Company’s tax qualified Section 401(k) Savings Plan for Mr. G. Ward Paxton, Mr. Michael L. Paxton, T. Joe Head and Garry L. Hemphill, respectively.

(4)             Garry L. Hemphill joined the Company on February 23, 2003 as Vice President of Operations. Detailed compensation information for Mr. Hemphill was not included for 2005 and 2004 as Mr. Hemphill was not a Named Executive Officer during such years.

(5)             Eric H. Gore left the Company on July 28, 2006 to pursue other interests. Mr. Gore was paid $21,137 in vacation hours that were earned, but not taken during his employment in 2006. It is the Company’s general practice to pay all employees their accrued, yet unused vacation at termination. Also includes car allowance income of $3,809 during 2006 and $7,200 in 2005 and 2004.

No stock awards were paid, no non-equity incentive plan compensation was paid, and no pension or non-qualified deferred compensation earnings were charged to the Company’s Chief Executive Officer, Chief Financial Officer and the “Named Executive Officers” for the last three fiscal years.  These columns have been omitted from the table.

Base Salary

The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Compensation Committee with reference to the following without specific weighting:

•	salaries paid to executives with similar responsibilities at companies of a comparable size and sales volume, primarily in the high technology industry;

•	each officer’s performance; and

•	the Company’s overall financial results.

This group of companies is a larger and more diverse group of companies than just the companies comprising the peer group identified in the Stock Performance Graph, buy may include such companies if they participated in one or more of the compensation surveys.  The Compensation Committee believes that these companies likely compete with the Company for executive talent and that the Company must offer salaries within a competitive market range to attract and retain talented executives.  However, the Compensation Committee manages salaries for the executive group as a whole in a conservative fashion in order to place more emphasis on incentive compensation.  As a result, the Company believes the base salary of its executive officers is lower than the median compensation in effect for comparable positions in the surveyed data.  The Company does not consider the performance of the comparison group in determining compensation of its executive officers.

Bonus

To reinforce the attainment of corporate objectives, the Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of short-term variable incentive pay.  The incentive cash bonus program for executives is established annually by the Compensation Committee based upon the Company’s achievement of sales and/or net income targets established at the beginning of the fiscal year.  The incentive plan for executives, other than certain executives in the Company’s sales organization, requires a threshold level of Company financial performance before any incentives are awarded.  Once the threshold objective for sales and/or net income of a fiscal year is reached, specific formulas are in place to calculate the actual incentive payment for each executive for such year.

At the beginning of fiscal 2006, the Compensation Committee adopted the 2006 management incentive plan. Under the terms of the 2006 management incentive plan, the bonus payable to each executive officer was based on sales targets.

Bonuses Awarded

In fiscal 2006, the Company did not achieve its threshold level of sales; thus, non-sales executives, including the Chief Executive Officer, Chief Financial Officer and the Named Executive Officers other than the Company’s Vice President of Worldwide Sales, did not receive any incentive bonus awards.  Certain employees in the sales organization, including Eric Gore, the Company’s former Vice President of Worldwide Sales, received incentive sales commission in fiscal 2006 based upon the Company’s sales.

Stock Option and Equity Incentive Programs

The goal of the Company’s equity-based incentive awards is to align the interests of executive officers with its stockholders.  The Compensation Committee determines the value allocated to equity-based incentives according to each executive’s position within the Company, individual performance, contributions to achievement of corporate objectives and related factors, and grants stock options to create a meaningful opportunity for stock ownership.  Because of the direct relationship between stock option value and the market price, it is believed that granting options is the best method to motivate executives to mirror the concerns of other stockholders.

Stock Options Granted

The Company grants stock option awards to the executive officers and key employees in order to retain their services and increase their performance potential to help attain long-term goals of the Company. However, there is no set formula for the granting of awards to individual executives or employees. In each of the past three fiscal years, 2006, 2005 and 2004 respectively, the Company has granted stock options to purchase 426,500, 578,750 and 162,500 shares of the Company’s common stock. Of this amount, 220,000, 325,000 and 81,250 shares have been granted to the named executive officers, and the balance has been granted to other key employees and non-employee directors in 2006, 2005 and 2004 respectively.  During fiscal year 2006, a total of 30 employees and 3 non-employee directors received stock options to purchase an aggregate of 5.14% of the outstanding shares of common stock, including five of the six named executive officers, who received stock options to acquire an aggregate of 220,000 shares or 57.65% of the total options granted in fiscal 2006.

Timing of Grants

Stock awards to executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance. This review typically takes place in January. Because of discussions surrounding the stock option expensing pursuant to FAS 123(R), stock options were not granted to the executives until November 2006. It is the Compensation Committee’s intention to return to the practice of granting annual stock options at the time of the Compensation Committee’s January meeting. Stock option awards are granted to non-employee directors on the date of the annual meeting of stockholders, in accordance with the terms of the 2005 plan. Grants to newly hired employees are effective on the first Compensation Committee meeting following the employee’s first day of employment, after approval by the committee. The exercise price of all stock options is set at the current day’s closing price of common stock.

Stock Ownership Guidelines

The Company does not have any standard stock ownership guidelines. However, all executives are encouraged to retain stock options and other shares that they directly own.

Perquisites

The Company limits the perquisites that are made available to executive officers.  The Company does not have a pension program for executives or employees.

The perquisites provided by the Company in fiscal 2006 are as follows. All employees who participated in the 401(k) plan received up to $1,750 in matching funds. All of the named executive officers who participated in the 401(k) plan received matching funds. The health and life insurance plans are the same for all employees. In general, all employees health premiums are paid 100% and the employee pays approximately 24% of the health premiums for dependents. All employees are also provided life insurance up to $10,000. This policy is the same for all employees, including executive officers.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date (2)	(#)	($)	(#)	($)

G. Ward Paxton	25,000	—	—	$3.20	01/31/15	—	—	—	—
	40,000	—	—	3.08	06/14/15	—	—	—	—
	—	30,000	—	0.33	11/09/11	—	—	—	—

Michael L. Paxton	6,875	—	—	2.32	08/14/07	—	—	—	—
	1,250	—	—	2.00	10/17/07	—	—	—	—
	4,375	—	—	1.92	01/29/08	—	—	—	—
	6,875	—	—	2.96	08/20/08	—	—	—	—
	1,250	—	—	4.44	11/05/08	—	—	—	—
	4,375	—	—	3.00	01/29/09	—	—	—	—
	12,500	—	—	1.50	08/12/09	—	—	—	—
	12,500	—	—	3.20	01/31/15	—	—	—	—
	40,000	—	—	3.08	06/14/15	—	—	—	—
	—	30,000	—	0.33	11/09/11	—	—	—	—

T. Joe Head	25,000	—	—	3.20	01/31/15	—	—	—	—
	40,000	—	—	3.08	06/14/15	—	—	—	—
	—	100,000	—	0.30	11/09/16	—	—	—	—

Aaron N. Bawcom	3,750	—	—	63.00	04/20/10	—	—	—	—
	1,876	—	—	51.24	08/24/10	—	—	—	—
	5,625	—	—	20.00	01/17/11	—	—	—	—
	2,500	—	—	18.00	04/30/11	—	—	—	—
	4,375	—	—	5.24	10/17/11	—	—	—	—
	5,000	—	—	6.96	01/17/12	—	—	—	—
	3,075	—	—	5.24	04/30/12	—	—	—	—
	3,125	—	—	1.80	10/17/12	—	—	—	—
	5,000	—	—	1.72	01/29/13	—	—	—	—
	4,375	—	—	1.08	05/01/13	—	—	—	—
	3,125	—	—	4.04	11/05/13	—	—	—	—
	4,375	—	—	2.72	01/29/14	—	—	—	—
	17,500	—	—	1.36	08/12/14	—	—	—	—
	7,500	—	—	3.20	01/31/15	—	—	—	—
	40,000	—	—	3.08	06/14/15	—	—	—	—
	—	30,000	—	0.30	11/09/16	—	—	—	—

Garry L. Hemphill	17,500	—	—	1.36	08/12/14	—	—	—	—
	7,500	—	—	3.20	01/31/15	—	—	—	—
	40,000	—	—	3.08	06/14/15	—	—	—	—
	—	30,000	—	0.30	11/09/06	—	—	—	—

Eric H. Gore (3)	—	—	—	—	—	—	—	—	—

(1)                                  Options become exercisable in three equal annual installments beginning on the first anniversary date of grant.

(2)                                  The expiration date of each option occurs 10 years after the date of grant of each option except for the options granted to Mr. G. Ward Paxton and Mr. Michael Paxton on November 9, 2011 for 30,000 shares respectively. Such options expire 5 years after the date of grant due to the Incentive Stock Option requirements for 10% owners of the Company.

(3)                                  Mr. Gore did not have any outstanding options at the end of the fiscal year.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors for the entire 2006 fiscal year were J. Fred Bucy, Jr. (Chairman), Donald M. Johnston, and James F. Gero, each of whom is an independent director.

No member of our Board of Directors or any committees of the Board, including the Compensation Committee, has an interlocking relationship with the board (or member of such board) or any committee (or member of such committee) of a board of any other company.

March 25, 2004 Private Placement

On March 25, 2004, we completed a $5,000,000 private placement of 1,000,000 shares of our 5% convertible preferred stock and warrants to purchase 556,619 shares of our common stock at an initial exercise price of $3.144 per share to various purchasers.  Mr. Gero, a director and one of the members of the Compensation Committee, invested $300,000 in the private placement in consideration for 60,000 shares of preferred stock and warrants to purchase 33,397 shares of common stock.  Mr. Gero participated in the private placement on the same terms and conditions as other investors, except that he is not entitled to a preemptive right to purchase a pro rata portion of certain future sales of securities by us.  In addition, as a director, Mr. Gero agreed not to sell any shares of common stock owned by him until the registration statement described below is declared effective by the SEC.

As part of this private placement, we entered into a Registration Rights Agreement, pursuant to which we are required to file a registration statement to register the shares of common stock issuable upon the conversion of the preferred stock and upon the exercise of the warrants issued to the investors in the private placement.  We failed to file the registration statement by April 24, 2004 and did not have the registration statement declared effective by July 24, 2004.  As a result, we paid liquidated damages equal to 2% of the aggregate purchase price paid to us in the private placement for each thirty-day period, pro rated for any shorter period, that the filing or effectiveness of the registration statement is delayed.  Mr. Gero waived his right for any liquidated damages related to our late filing of the registration statement.  In accordance with this obligation, we filed a registration statement on Form S-3 including these shares of common stock on April 20, 2004.  The registration statement includes the 128,817 shares of common stock underlying the preferred stock and warrants purchased by Mr. Gero in the private placement as well as 125,000 shares previously acquired by Mr. Gero in a private transaction with a third party.

March 28, 2005 Private Placement

On March 28, 2005, we completed a $2,663,000 private placement of 1,065,200 shares of our Series 2 5% convertible preferred stock and warrants to purchase 532,600 shares of our common stock at an initial exercise price of $2.77 per share to various purchasers.  Mr. Gero invested $150,000 in this private placement in consideration for 60,000 shares of preferred stock and warrants to purchase 30,000 shares of common stock.  Mr. Gero participated in the private placement on the same terms and conditions as other investors except that he is not entitled to a preemptive right to purchase a pro rata portion of certain future sales of securities by us or to receive liquidated damages under the provisions of the Registrations Rights Agreement we executed in connection with this private placement.

December 2, 2005 Private Placement

On December 2, 2005, we completed a $1,230,843 private placement of 564,607 shares of our Series 3 5% convertible preferred stock and warrants to purchase 282,306 shares of our common stock at an initial exercise price of $2.58 per share to various purchasers.  Mr. Gero invested $60,000 in this private placement in consideration for 27,523 shares of preferred stock and warrants to purchase 13,762 shares of common stock.  Mr. Gero participated in the private placement on the same terms and conditions as other investors except that he is not entitled to a preemptive right to purchase a pro rata portion of certain future sales of securities by us or to receive liquidated damages under the provisions of the Registrations Rights Agreement we executed in connection with this private placement.  In addition, Mr. Gero will not be able to convert his shares of preferred stock into, or exercise his warrants for, shares of common stock unless and until approved by our stockholders to the extent required by Nasdaq.

December 28, 2006 Private Placement

On December 28, 2006, we completed a private placement of 1,250,000 shares of our Common Stock for gross proceeds of $500,000.  G. Ward Paxton, our Chairman, President and Chief Executive Officer purchased 1,000,000 shares for a total of $400,000.  Michael L. Paxton, our Vice President and Chief Financial Officer purchased 250,000 shares for a total of $100,000.

March 15, 2007 Private Placement

On March 15, 2007, we completed an additional private placement of 925,926 shares of our Common Stock for gross proceeds of $500,000.  G. Ward Paxton, our Chairman, President and Chief Executive Officer purchased 833,333 shares for a total of $450,000.  Michael L. Paxton, our Vice President and Chief Financial Officer purchased 92,593 shares for a total of $50,000.

All of the above mentioned sales of our securitites were made in reliance on exemptions pursuant to Section 4(2) and Regulation D of the Securites Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 30, 2007, unless otherwise indicated, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common and Preferred Stock, (ii) each director of the Company, (iii) the Company’s current executive officers including one terminated executive and (iv) all current directors and executive officers of the Company as a group.  The persons and entities named in the table have sole voting and investment power with respect to all such shares owned by them, unless otherwise indicated.

	Common Stock		5% Preferred Stock
Name of Beneficial Owner or Group (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (%)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (%)

G. Ward Paxton (1)(3)	2,953,034	29.80%	140,000	53.91%
T. Joe Head (1)(4)	544,115	5.86	—	—
J. Fred Bucy, Jr. (5)	17,667	*	—	—
James F. Gero (1)(6)	458,881	4.83	60,000	23.10
Donald M. Johnston (7)	20,524	*	—	—
Aaron N. Bawcom (8)	111,201	1.19	—	—
Garry L. Hemphill (9)	82,759	0.89	—	—
Michael L. Paxton (1)(10)	744,468	7.99	—	—
Enable Growth Partners L.P. (1) (11)	608,180	6.19	39,696	15.29
Marshall B. Payne (1)(12)	137,730	1.47	20,000	7.70
Eric H. Gore (13)	4,976	*	—	—
All directors and executive officers as a group (9 persons) (14)	4,932,648	46.72	200,000	77.01

*      Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)                                  The addresses of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of the Common Stock or Preferred Stock are as follows:  G. Ward Paxton, T. Joe Head, James F. Gero and Michael L. Paxton, 1101 East Arapaho Road, Suite 200, Richardson, Texas 75081; Enable Growth Partners L.P., One Sansome Street, Suite 2900, San Francisco, CA 94104; Marshall B. Payne, 500 Crescent Court, Suite 250, Dallas, TX  75201; and Kern Capital Management, LLC, 114 West 47th Street, Suite 1926, New York, NY 10036.

(2)                                  Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission in accordance with Rule 13d-3(d)(1).  Percentage of beneficial ownership is based on 8,296,213 shares of Common Stock outstanding as of March 30, 2007 and 259,696 shares of 5% Preferred Stock.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days following March 30, 2007 are deemed outstanding.  However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Certain shares of Common Stock shown as beneficially owned are issuable upon conversion of the 5% Preferred Stock or exercise of warrants the Company issued in a private placement on March 25, 2004.  Under the terms of these shares preferred stock and warrants, the shares of 5% Preferred Stock are convertible and the warrants are exercisable only to the extent that the number of shares of common stock issuable pursuant to those securities, together with the number of shares of Common Stock owned by the relevant person and its affiliates (but not including shares of Common Stock underlying unconverted portions of the 5% Preferred Stock or unexercised portions of the warrants) would not exceed 9.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Exchange Act.  In addition, certain shares of Common Stock shown as beneficially owned are issuable upon the conversion of Series 2 5% Preferred Stock issued in a private placement on March 28, 2005.  Under the terms of the Series 2 5% Preferred Stock, the shares are convertible only to the extent that the number of shares of Common Stock issuable upon conversion thereof and upon the exercise of the warrants issued in such private placement, together with the number of shares of Common Stock owned the relevant person and its affiliates (but not including shares of Common Stock underlying unconverted portions of the Series 2 preferred stock or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.  However, this restriction does not apply to any holder of the Series 2 Preferred Stock who is one of the Company’s directors or officers.  Similar restrictions apply to the conversion of the Series 3 5% Preferred Stock and Private Placement Warrants.

(3)                                  Includes the equivalent of 5,133 shares held by Mr. Paxton in the Intrusion Stock Fund in the Intrusion 401(k) Savings Plan. Includes the equivalent of 55,046 shares that may be issued upon conversion of Series 3 5% Preferred Stock, 160,000 shares that may be issued upon conversion of Series 2 5% Preferred Stock, 222,646 shares that may be issued upon conversion of 5% Preferred Stock and 185,449 shares that Mr. Paxton may acquire upon the exercise of warrants that are currently exercisable or exercisable within 60 days of March 30, 2007.  Also includes 65,000 shares that Mr. Paxton may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(4)                                  Includes 65,000 shares that Mr. Head may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(5)                                  Includes 14,167 shares that Mr. Bucy may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(6)                                  Includes the equivalent of 27,523 shares that may be issued upon conversion of Series 3 5% Preferred Stock, the equivalent of 60,000 shares that may be issued upon conversion of Series 2 5% Preferred Stock, 95,419 shares that may issued upon conversion of 5% Preferred Stock and 77,159 shares that Mr. Gero may acquire upon exercise of warrants that are currently exercisable or exercisable within 60 days of March 30, 2007.  Also includes 9,167 shares that Mr. Gero may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(7)                                  Includes 14,167 shares that Mr. Johnston may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(8)                                  Includes 111,201 shares that Mr. Bawcom may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(9)                                  Includes 76,875 shares that Mr. Hemphill may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(10)                            Includes 654,468 shares held by Mr. Michael Paxton, of which includes 8,029 shares held by Mr. Paxton’s wife and 68,221 held by trusts of Mr. Paxton’s children.  In addition it includes 90,000 shares that Mr. Paxton may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(11)                            Includes the equivalent of 137,615 shares that may be issued upon the conversion of Series 3 5% Preferred Stock, the equivalent of 200,000 shares that may be issued upon conversion of Series 2 5% Preferred Stock, 63,129 shares that may be issued upon conversion of 5% Preferred Stock and 207,436 shares that Enable Growth Partners L.P. may acquire upon exercise of warrants that are currently exercisable or exercisable within 60 days of March 30, 2007.  Mitch Levine has voting and/or investment control over the shares held by Enable Growth Partners LP.  Mr. Levine disclaims beneficial ownership of these shares.

(12)                            Includes the equivalent of 23,194 shares that may be issued upon the conversion of Series 3 5% Preferred Stock, the equivalent of 40,000 shares that may be issued upon conversion of Series 2 5% Preferred Stock, 31,806 shares that may be issued upon conversion of 5% Preferred Stock and 42,730 shares that Mr. Payne may acquire upon exercise of warrants that are currently exercisable or exercisable within 60 days of March 30, 2007.

(13)                            Represents the equivalent of 4,976 shares held by Mr. Gore in the Intrusion Stock Fund in the Intrusion 401(k) Savings Plan. Mr. Gore left the Company on July 28, 2006 to pursue other interests

(14)                            Includes an aggregate of 452,244 shares that may be acquired upon exercise of options of officers and directors that are currently exercisable or will become exercisable within 60 days of March 30, 2007.  Includes the equivalent of 82,569 shares that may be issued upon conversion of Series 3 5% Preferred Stock, the equivalent of 220,000 shares that may be issued upon conversion of Series 2 5% Preferred Stock, 318,065 shares that may be issued upon conversion of 5% Preferred Stock and 262,608 shares that may be acquired upon exercise of warrants that are currently exercisable or exercisable within 60 days of March 30, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

December 28, 2006 Private Placement

On December 28, 2006, the Company completed a private placement of unregistered securities (the “December Private Placement”) with G. Ward Paxton, the Chairman, President and Chief Executive Officer, and Michael L. Paxton, the Vice President and Chief Financial Officer at a purchase price equal to $0.40 per share. The purchase price was determined by taking the average closing price for the Company’s common stock for the prior twenty trading days and multiplying this average by a factor of 110%.  G. Ward Paxton purchased 1,000,000 shares for a total of $400,000. Michael L. Paxton purchased 250,000 shares for a total of $100,000.

March 15, 2007 Private Placement

On March 15, 2007, the Company completed an additional private placement of unregistered securities (the “March Private Placement”) with G. Ward Paxton, the Chairman, President and Chief Executive Officer, and Michael L. Paxton, the Vice President and Chief Financial Officer at a purchase price equal to $0.54 per share. The purchase price was determined by taking the average closing price for the Company’s common stock for the prior twenty trading days and multiplying this average by a factor of 110%.  G. Ward Paxton purchased 833,333 shares for a total of $450,000. Michael L. Paxton purchased 92,593 shares for a total of $50,000.

During 2006 and up until March 31, 2007, there have been no other transactions, or currently proposed transactions, between the Company and any of its executive officers, directors or 5% beneficial holders, or member of the immediate family of the foregoing persons, in which one of the foregoing individuals or entities had an interest of more than $120,000.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has reviewed the following audit and non-audit fees the Company has paid to the Independent Registered Public Accounting Firm for purposes of considering whether such fees are compatible with maintaining the auditor’s independence.  The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by its Independent Registered Public Accounting Firm before the services are performed, including all of the services described below under Audit-Related Fees, Tax Fees and All Other Fees below.

Audited Fees.  Estimated fees billed for service rendered by KBA Group LLP for the reviews of Forms 10-Q and for the audit of the consolidated financial statements of the Company were $117,850 for 2006 and $107,725 for 2005.

Audited-Related Fees.  Aggregate fees billed for all audit-related services rendered by KBA Group LLP consisted of $8,400 for 2006 and $7,000 for 2005.  These amounts include employee benefit plan audits in 2004 and 2005.

Tax Fees.  Aggregate fees billed for permissible tax services rendered by KBA Group LLP consisted of $39,278 for 2006 and $46,145 for 2005.  These amounts include tax strategy services, preparation of sales tax returns, preparation of federal and state income tax returns, preparation of property tax and franchise tax returns and international tax issues.

All Other Fees.  Aggregate fees billed for all other services rendered by KBA Group LLP consisted of $5,000 for 2006 and $16,850 for 2005.  The services billed for 2006 were related to the S-3 filed in 2006. The services billed for 2005 were related to the Form S-3 filed in 2005.  Representatives of KBA Group LLP are expected to be in attendance at the Meeting and will be afforded the opportunity to make a statement.  The representatives will also be available to respond to appropriate questions.

DESCRIPTION OF OUR COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of our common stock, having a par value of $0.01 per share.  Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters coming before the shareholders for a vote.  Our Articles of Incorporation are written under the laws of Delaware.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend or otherwise authorized any cash or other distribution with respect to the shares of our common stock and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, our ability to do so and meet other obligations may be subject to restrictions as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.  PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations.  If it does not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, we will be unable to pay any dividends.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Our transfer agent is Mellon Investor Services, L.L.C., 480 Washington Street, Jersey City, NJ  07310.

SELLING STOCKHOLDERS

The following table identifies each of the selling stockholders and sets forth information as of the date of this prospectus with respect to the number of shares which may be offered under this prospectus from time to time by each selling stockholder.  This information includes shares obtainable upon conversion or exercise of shares of preferred stock and warrants, which are currently convertible or exercisable into shares of our common stock.  Except as otherwise indicated, the persons named in the table below have sole investment and voting power with respect to all shares beneficially owned, subject to community property laws, where applicable.  Percentage ownership is based on 9,222,139 shares of our common stock outstanding on March 30, 2007.  For purposes of this table, the shares of common stock beneficially owned by a person or group of persons before the offering equals the sum of:

•                                          any shares beneficially owned unrelated to the Series 3 5% preferred stock and warrants, including any shares that person or group has the right to acquire within 60 days;

•                                          the shares beneficially owned underlying the Series 3 5% preferred stock based on a conversion price of $2.18;

•                                          the shares beneficially owned underlying the warrants based on an exercise price of $2.58; and

•                                          in calculating the percentage for each selling stockholder, the shares issuable upon conversion of the Series 3 5% preferred stock and exercise of the warrants for any selling stockholder are included in the denominator of the shares outstanding for that selling stockholder but are not included in the denominator for any other person.

Under the terms of the Series 3 5% preferred stock and warrants we issued in the private placement, the shares of Series 3 5% preferred stock are convertible and the warrants are exercisable by any selling stockholder who participated in the private placement only to the extent that the number of shares of common stock issuable pursuant to those securities, together with the number of shares of our common stock owned by that selling stockholder and its affiliates (but not including shares of common stock underlying unconverted portions of the Series 3 5% preferred stock or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.  However, this restriction does not apply to any holder of Series 3 5% preferred stock or warrants who is one of our directors or officers.  Although this restriction does not currently limit the conversion of shares or the exercise of warrants by Mr. Paxton or Mr. Gero, neither Mr. Paxton nor Mr. Gero may convert their shares into, or exercise their warrants for, common stock unless the issuance is approved by our stockholders to the extent required by NASDAQ rules.  In addition, we cannot issue shares of common stock to any selling stockholder who participated in the private placement upon the conversion of their shares or the exercise of their warrants if the number of shares to be issued upon the conversion of all of the shares of Series 3 5% preferred stock and all of the warrants we issued in the private placement exceeds 1,381,900, or 19.99% of our outstanding shares of common stock on December 2, 2005, unless we have received the requisite approval of our stockholders under Nasdaq Marketplace Rule 4350.  Finally, the selling stockholders who participated in the private placement may not exercise their warrants until June 2, 2006.  Accordingly, the number of shares of common stock set forth in the columns “Shares Beneficially Owned Before Offering” and “Shares Offered” in the table below for certain selling stockholders may exceed the number of shares of common stock that the selling stockholder could beneficially own at any given time through the ownership of their shares or Series 3 5% preferred stock or warrants.

All of the shares of common stock being offered by this prospectus are being offered by the selling stockholders for their own accounts.  Because the selling stockholders may sell all, some or none of the shares covered by this prospectus, and there are currently no agreements, arrangements or understandings with any of the selling stockholders with respect to the sale of any of the shares, we cannot estimate the number of shares or the percentage of outstanding shares of common stock, that will be held by any of them upon termination of this offering.  For purposes of this table, we are assuming that the selling stockholders will sell all of the shares offered by this prospectus and will not acquire any additional shares.

This prospectus also covers any additional shares of common stock which may become issuable in connection with shares sold by reason of a stock dividend, stock split, recapitalization or other similar transaction effected without us receiving any cash or other value, which results in an increase in the number of our outstanding shares of common stock.

Of the 778,572 shares of common stock being offered by the selling stockholders:

•                                          751,041 shares are issuable upon conversion of the Series 3 5% preferred stock and the exercise of the warrants purchased by the investors in the private placement described under “The Transactions — Private Placement” and “Description of Securities and Related Transactions — Private Placement;” and

•                                          27,531 shares are issuable upon the exercise of the warrants we issued to two affiliates of Stonegate Securities, Inc., for acting as our placement agent in the private placement; see “The Transactions — Compensation of Placement Agent,” “Description of Securities and Related Transactions — Compensation of Placement Agent,” and “Certain Relationships among the Selling Stockholders and Intrusion — Stonegate Securities.”

Other than Mr. Gero, Mr. Paxton and the affiliates of Stonegate, Mr. Griffith and Mr. Shelmire, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of shares or our common stock or other securities.  See “Certain Relationships among the Selling Stockholders and Intrusion.”

	Shares Beneficially		Shares Owned After the Offering
Name of Selling Stockholder	Owned Before Offering(1)	Shares Offered	Number	Percent
Alpha Capital AG (2)	122,019	122,019	0	0.0%
Bluegrass Growth Fund, L.P. (3)	32,936	22,936	10,000	*
Enable Growth Partners LP (4)	585,245	172,019	413,226	4.3%
Enable Opportunity Partners LP (5)	34,403	34,403	0	0.0%
Gero, James F. (6)	458,881	41,285	417,596	4.4%
Griffith, Scott R.	13,766	13,766	0	0.0%
Nite Capital L.P. (7)	274,019	172,019	102,000	1.1%
Paxton, G. Ward (8)	2,953,034	82,569	2,870,465	29.2%
Payne, Marshall R. (9)	137,731	34,791	102,940	1.1%
Shelmire, IV, Jesse B.	13,765	13,765	0	0.0%
TCMP3 Partners L.P. (10)	99,600	69,000	30,600	*
Total(11)	4,725,399	778,572	3,946,827	40.3%

*  Less than 1%

FOOTNOTES TO SELLING STOCKHOLDER TABLE:

(1)          Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission in accordance with Rule 13d-3(d)(1).  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days following March 30, 2007 are deemed outstanding.  However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Certain shares of common stock shown as beneficially owned are issuable upon conversion of the 5% preferred stock or exercise of warrants we issued in a private placement on March 25, 2004.  Under the terms of these shares preferred stock and warrants, the shares of 5% preferred stock are convertible and the warrants are exercisable only to the extent that the number of shares of common stock issuable pursuant to those securities, together with the number of shares of common stock owned by the relevant person and its affiliates (but not including shares of common stock underlying unconverted portions of the 5% preferred stock or unexercised portions of the warrants) would not exceed 9.9% of the then outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act.  In addition, certain shares of common stock shown as beneficially owned are issuable upon the conversion of Series 2 5% preferred stock and warrants issued in private placement on March 28, 2005.  Under the terms of the Series 2 5% preferred stock, the shares are convertible only to the extent that the number of shares of common stock issuable upon conversion thereof and upon the exercise of the warrants, together with the number of shares of common stock owned by the relevant person and its affiliates (but not including shares of common stock underlying unconverted portions of the Series 2 5% preferred stock or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.  However, this restriction does not apply to Mr. Paxton or Mr. Gero.  Accordingly, the number of shares of common stock set forth in the column under “Shares Beneficially Owned Before Offering” in the table above exceeds the number of shares of common stock that they could beneficially own at any given time through the ownership of these securities.

(2)          Konrad Ackerman has voting and/or investment control over the shares held by Alpha Capital AG.  Mr. Ackerman disclaims beneficial ownership of these shares.

(3)          Includes 10,000 shares of our common stock issuable upon the exercise of existing warrants.  Brian Shatz has voting and/or investment control over the shares held by Bluegrass Growth Fund LP.  Mr. Shatz disclaims beneficial ownership of these shares.

(4)          Includes the equivalent of 200,000 shares that may be issued upon conversion of Series 2 5% preferred stock, 63,130 shares that may be issued upon the conversion of 5% preferred stock and 150,096 shares that Enable Growth Partners L.P. may acquire upon the exercise of existing warrants.  Mitch Levine has voting and/or investment control over the shares held by Enable Growth Partners LP.  Mr. Levine disclaims beneficial ownership of these shares.

(5)          Mitch Levine has voting and/or investment control over the shares held by Enable Opportunity Partners LP.  Mr. Levine disclaims beneficial ownership of these shares.

(6)          Includes the equivalent of 60,000 shares that may be issued upon conversion of Series 2 5% preferred stock, 95,419 shares that may be issued upon conversion of 5% preferred stock and 63,397 shares that Mr. Gero may acquire upon the exercise of existing warrants.  Also includes 9,167 shares that Mr. Gero may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(7)          Includes the equivalent of 102,000 shares that may be issued upon the exercise of existing warrants.  Keith Goodman has voting and/or investment control over the shares held by Nite Capital L.P.  Mr. Goodman disclaims beneficial ownership of these shares.

(8)          Includes the equivalent of 5,133 shares held by Mr. Paxton in the Intrusion Stock Fund in the Intrusion 401(k) Savings Plan.  Includes the equivalent of 160,000 shares that may be issued upon conversion of Series 2 5% preferred stock, 222,646 shares that may be issued upon conversion of 5% preferred stock and 157,926 shares that Mr. Paxton may acquire upon the exercise of existing warrants.  Also includes 65,000 shares that Mr. Paxton may acquire upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 30, 2007.

(9)          Includes the equivalent of 40,000 shares that may be issued upon conversion of Series 2 5% preferred stock, 31,807 shares that may be issued upon conversion of 5% preferred stock and 31,133 shares that Mr. Payne may acquire upon the exercise of existing warrants.

(10)    Includes the equivalent of 30,600 shares that may be issued upon the exercise of existing warrants.  Walter Schenker and Steven Slawson have voting and/or investment control over the shares held by TCMP3 Partners L.P.  Mr. Schenker and Mr. Slawson disclaim beneficial ownership of these shares.

(11)    See notes (1) through (10) above.

PLAN OF DISTRIBUTION

Shares of our common stock held by the selling stockholders and covered by this prospectus may be sold or distributed at any time or from time to time by the selling stockholders, their pledgees, donees, transferees or other successors in interest, in one or more transactions.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the then current market price, at varying prices determined at the time of sale in negotiated transactions, or at such other price as the selling stockholders may determine from time to time.

The selling stockholders may offer their shares at various times in one or more of, or a combination of, the following or other kinds of transactions:

•                                          transactions on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•                                          in the over-the-counter market;

•                                          in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•                                          in connection with short sales of the shares entered into after the effective date of the registration statement of which this prospectus is a part;

•                                          by pledge to secure or in payment of debt and other obligations;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                          through the writing of options, whether the options are listed on an options exchange or otherwise; or

•                                          in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options.

No selling stockholder had any agreement or understanding, directly or indirectly, with any person to distribute the shares underlying the preferred stock and warrants at the time the selling stockholder purchased them.  All of the selling stockholders purchased the securities in the ordinary course of business.

If the selling stockholders effect these transactions by selling shares to or through broker-dealers or agents, those broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders or commissions from purchasers of the shares for whom they may act as agent.  These commissions, discounts or concessions as to a particular broker-dealers or agents may be in excess of customary commissions in the types of transactions involved.  Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares.  Because selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.  The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers with respect to the sale of the shares covered by this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise.  In these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders.  The selling stockholders also may sell shares short and redeliver the shares to close out short positions.  Several of the selling stockholders have entered into short positions as of the date hereof.  None of the shares issuable upon conversion of the preferred stock or exercise of the warrants and none of the other shares described in this prospectus will be used to cover any of these short positions or any other short positions prior to the effectiveness of the registration statement relating to this prospectus.  The selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or financial institutions of the shares.  The broker-dealer or other financial institutions may then resell or otherwise transfer those shares pursuant to this prospectus.

The selling stockholders also may loan or pledge the shares to a broker-dealer.  The broker-dealer or other financial institutions may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, rather than under this prospectus, provided they meet the criteria and conform to the requirements of such rule.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock until his or her participation in that distribution is completed.  In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of common stock by the selling stockholders.

We will make copies of this prospectus available to the selling stockholders.  We have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.  The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, we will file a supplement to this prospectus, if required, that will disclose:

•                                          the name of each such selling stockholder and of the participating broker-dealer(s);

•                                          the number of shares involved;

•                                          the price at which such shares were sold;

•                                          the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                                          that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•                                          other facts material to the transaction.

In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

We entered into the registration rights agreement described under “Description of Securities and Related Transactions — Registration Rights” for the benefit of the selling stockholders to register the shares of common stock under applicable federal and state securities laws.  Pursuant to the terms of the registration rights agreement, we will pay all expenses of the registration of the shares except that the selling stockholders will pay any applicable commissions and discounts attributable to the sales of the shares and costs and expenses of their own counsel.  We have agreed to indemnify the selling stockholders against certain liabilities relating to the registration statement, including liabilities under the Securities Act.  Conversely, each selling stockholder has agreed to indemnify us against certain liabilities relating to the information given to us in writing by that selling stockholder for inclusion in the registration statement, including liabilities under the Securities Act.

USE OF PROCEEDS

We will receive the exercise price of the warrants, if they are exercised for cash, but will receive no proceeds from the resale of the underlying shares which may be offered hereby.  As of the date of this prospectus, if all of the warrants for which we are registering the underlying shares of our common stock are exercised for cash, we would receive an aggregate of approximately $799,379.46.  We intend to use the proceeds, if any, from the exercise of the warrants for general corporate purposes and working capital.

CERTAIN RELATIONSHIPS AMONG THE SELLING STOCKHOLDERS AND INTRUSION

Directors and Executive Officers

The following selling stockholders are directors and, in one instance, an executive officer of our company:

•                                          G. Ward Paxton - President, Chief Executive Officer, Chairman of the Board and director; and

•                                          James F. Gero - director.

Stonegate Securities, Inc.

Stonegate Securities, Inc. acted as our financial advisor and placement agent in connection with the issuance of our Series 3 5% convertible preferred stock and warrants to the investors in the private placement.  As compensation for acting as our placement agent, we paid Stonegate an aggregate of $60,016.80.  In addition, we issued to Jesse B. Shelmire, IV and Scott R. Griffith, two affiliates of Stonegate, warrants to purchase an aggregate of 27,531 shares of our common stock at an exercise price of $2.58 per share.

LEGAL MATTERS

Certain legal matters in this offering, including the legality of the common stock offered pursuant to this prospectus, will be passed upon for us and the selling stockholders by Andrews Kurth LLP, 1717 Main Street, Suite 3700, Dallas, Texas 75201.

EXPERTS

Our consolidated financial statements for the year ended December 31, 2006 and 2005, appearing in our Annual Report (Form 10-KSB) for the year ended December 31, 2006, have been audited by KBA Group LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the shares of common stock being offered by means of this prospectus.  This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement.  You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports, any proxy statements and other information with the Securities and Exchange Commission.  You can read our Securities and Exchange Commission files, including this registration statement, over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any documents we file with the Securities and Exchange Commission at its public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No “Expert” or “Counsel” as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act, whose services were used in the preparation of this Form SB-2, was hired on a contingent basis or will receive a direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our Amended and Restated Bylaws, filed as Exhibit 3.3 hereto, provide that we must indemnify our directors to the fullest extent permitted under Nevada law and may indemnify, if so authorized by our board of directors, our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter whatsoever.  The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Our Amended and Restated Bylaws also permit us to maintain insurance on behalf of our company and any person whom we have the power to indemnify.

FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 and 2005

INTRUSION INC.

RICHARDSON, TEXAS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Intrusion Inc.

We have audited the accompanying consolidated balance sheets of Intrusion Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have nor were we engaged to perform audits of their internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intrusion Inc. and subsidiaries as of December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Accounting Standards No. 123(R), Share-Based Payment.

/s/ KBA Group LLP

Dallas, Texas

March 29, 2007

INTRUSION INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value amounts)

	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$933	$2,844
Short-term investments	—	500
Accounts receivable, net of allowance for doubtful accounts and returns of $90 in 2006 and $102 in 2005	844	443
Inventories, net	209	373
Prepaid expenses	198	191
Total current assets	2,184	4,351
Property and Equipment:
Equipment	409	650
Furniture and fixtures	20	48
Leasehold improvements	101	101
	530	799
Accumulated depreciation and amortization	(368)	(543)
	162	256
Other assets	41	41
TOTAL ASSETS	$2,387	$4,648

Liabilities and Stockholders’ Equity
Current Liabilities:
Line of credit	$200	$—
Accounts payable, trade	555	415
Accrued vacation expense	212	263
Accrued warranty expense	49	49
Other accrued expenses	283	415
Deferred revenue	367	527
Total current liabilities	1,666	1,669
TOTAL LIABILITIES	1,666	1,669

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value:
Authorized shares — 5,000
Series 1 shares issued and outstanding — 260 in 2006 and 260 in 2005 Liquidation preference of $1,331 in 2006	918	918
Series 2 shares issued and outstanding — 460 in 2006 and 500 in 2005 Liquidation preference of $1,155 in 2006	724	787
Series 3 shares issued and outstanding — 469 in 2006 and 565 in 2005 Liquidation preference of $1,026 in 2006	667	805
Common stock, $0.01 par value:
Authorized shares — 80,000
Issued shares — 8,306 in 2006 and 6,919 in 2005
Outstanding shares — 8,296 in 2006 and 6,909 in 2005	83	69
Common stock held in treasury, at cost—10 shares	(362)	(362)
Additional paid-in-capital	53,947	52,994
Accumulated deficit	(55,077)	(52,053)
Accumulated other comprehensive loss	(179)	(179)
Total stockholders’ equity	721	2,979
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,387	$4,648

See accompanying notes.

INTRUSION INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2006	2005

Net product revenue	$4,106	$4,375
Net customer support and maintenance revenue	1,136	1,603
Total revenue	5,242	5,978
Cost of product revenue	2,002	2,357
Cost of customer support and maintenance revenue	202	157
Total cost of revenue	2,204	2,514
Gross profit	3,038	3,464
Operating expenses:
Sales and marketing	2,714	3,137
Research and development	2,067	2,553
General and administrative	1,251	1,126
Severance costs	10	55
Operating loss	(3,004)	(3,407)
Interest income, net	45	84
Other income (expense), net	(65)	2
Loss from operations before income taxes	(3,024)	(3,321)
Income tax provision	—	—
Net loss	(3,024)	(3,321)
Preferred stock dividends accrued	(175)	(168)
Beneficial conversion feature on preferred stock	—	(1,434)
Net loss attributable to common stockholders	$(3,199)	$(4,923)

Net loss per share attributable to common stockholders (basic and diluted)	$(0.45)	$(0.77)
Weighted average common shares outstanding (basic and diluted)	7,043	6,424

See accompanying notes.

INTRUSION INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Year Ended December 31,
	2006	2005
NUMBER OF PREFERRED SHARES—ISSUED AND OUTSTANDING
Balance, beginning of year	1,325	840
Issuance of preferred shares pursuant to private placement	—	1,630
Conversion of preferred shares to common shares	(137)	(1,145)
Balance, end of year	1,188	1,325
PREFERRED STOCK
Balance, beginning of year	$2,510	$2,968
Issuance of preferred shares pursuant to private placement, net of warrants and transaction costs	—	2,480
Conversion of preferred shares to common shares	(201)	(2,938)
Balance, end of year	$2,309	$2,510
NUMBER OF COMMON SHARES—ISSUED
Balance, beginning of year	6,919	5,431
Issuance of common shares under private placement	1,250	—
Conversion of preferred shares to common shares	137	1,488
Balance, end of year	8,306	6,919
COMMON STOCK
Balance, beginning of year	$69	$54
Issuance of common shares under private placement	13	—
Conversion of preferred shares to common shares	1	15
Balance, end of year	$83	$69
TREASURY SHARES
Balance, beginning of year	$(362)	$(362)
Purchase of treasury shares	—	—
Balance, end of year	$(362)	$(362)
ADDITIONAL PAID-IN-CAPITAL
Balance, beginning of year	$52,994	$49,095
Stock based compensation	441	—
Issuance of warrants with preferred stock private placement	—	1,141
Conversion of preferred shares to common shares	200	2,926
Issuance of common shares under private placement	488	—
Preferred stock dividends accrued	(176)	(168)
Balance, end of year	$53,947	$52,994
ACCUMULATED DEFICIT
Balance, beginning of year	$(52,053)	$(48,732)
Net loss	(3,024)	(3,321)
Balance, end of year	$(55,077)	$(52,053)
ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$(179)	$(173)
Foreign currency translation adjustment	—	(6)
Balance, end of year	$(179)	$(179)
TOTAL STOCKHOLDERS’ EQUITY	$721	$2,979
TOTAL COMPREHENSIVE LOSS	$(3,024)	$(3,327)

See accompanying notes.

INTRUSION INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2006	2005
Operating Activities:
Net loss	$(3,024)	$(3,321)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97	185
Provision for doubtful accounts	(12)	(405)
Stock based compensation	441	—
Changes in operating assets and liabilities:
Accounts receivable	(389)	1,182
Inventories	164	577
Other assets	(7)	225
Accounts payable and accrued expenses	(27)	(503)
Deferred revenue	(160)	(272)
Net cash used in operating activities	(2,917)	(2,332)
Investing Activities:
Purchases of short-term investments	—	(2,850)
Maturities of short-term investments	500	2,425
Proceeds from sale of property and equipment	—	2
Purchases of property and equipment	(3)	(144)
Net cash provided by (used in) investing activities	497	(567)
Financing Activities:
Proceeds from line of credit	200	—
Proceeds from exercise of employee stock options	1	—
Proceeds from the issuance of common stock, net	500	3,620
Dividends paid on preferred stock	(192)	(186)
Net cash provided by financing activities	509	3,434
Effect of foreign currency translation adjustment on cash and cash equivalents	—	(6)
Net increase (decrease) in cash and cash equivalents	(1,911)	529
Cash and cash equivalents at beginning of year	2,844	2,315
Cash and cash equivalents at end of year	$933	$2,844
SUPPLEMENTAL CASHFLOW INFORMATION:
Interest paid	$1	$—
Income taxes paid	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON CASH FINANCING ACTIVITIES:
Fair value of warrants issued in connection with sale of preferred stock	$—	$1,141
Amortization of preferred stock beneficial conversion feature	$—	$1,434
Preferred stock dividends accrued	$176	$168

See accompanying notes.

INTRUSION INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

We develop, market and support a family of network intrusion prevention, intrusion detection, regulated information compliance, data privacy protection and entity identification products.  Our product families include the Compliance Commander for regulated information and data privacy protection, Intrusion SpySnare for real-time inline blocking of spyware and unwanted peer-to-peer (P2P) applications, Intrusion SecureNet for network intrusion prevention and detection and TraceCop for identity identification.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.

We market and distribute our products through a direct sales force to end-users, distributors and numerous system integrators, managed service providers and value-added resellers.  Our end-user customers include banks, credit unions, other financial institutions, U.S. federal government entities, foreign government entities and local government entities, high technology, e-commerce and telecommunication companies, hospital and other healthcare providers and academic institutions. Essentially, our end-user can be defined as ‘any end-user requiring network security solutions for protecting their mission critical data’.

We were organized in Texas in September 1983 and reincorporated in Delaware in October 1995. For more than 15 years, we provided local area networking equipment and were known as Optical Data Systems or ODS Networks. On April 17, 2000, we sold, or otherwise disposed of, our networking divisions, which included our Essential Communications division and our local area networking assets. On June 1, 2000, we changed our name from ODS Networks, Inc. to Intrusion.com, Inc., and our ticker symbol from ODSI to INTZ to reflect our focus on intrusion prevention and detection solutions, along with information compliance and data privacy protection products. On November 1, 2001, we changed our name from Intrusion.com, Inc. to Intrusion Inc.

Our principal executive offices are located at 1101 East Arapaho Road, Richardson, Texas 75081, and our telephone number is (972) 234-6400.  Our website URL is www.intrusion.com.

References to “we”, “us”, “our” or “Intrusion Inc.” refer to Intrusion Inc. and its subsidiaries.  Compliance Commander™, SecureNet™, TraceCop™ and SpySnare™ are registered trademarks of Intrusion Inc.

As of December 31, 2006, we had cash, cash equivalents and investments of approximately $0.9 million, down from approximately $3.3 million as of December 31, 2005.  On March 28, 2005, we closed a $2.66 million private placement of Convertible Preferred Stock and warrants.  On December 2, 2005, we closed a $1.23 million private placement of Convertible Preferred Stock and warrants.  On March 29, 2006, we established a $1.0 million line of credit with Silicon Valley Bank, which was renewed on March 29, 2007.  On December 28, 2006, we closed a $0.5 million private placement of common stock. Based on projections for increased revenues in 2007,the closing of another $0.5 million private placement on March 15, 2007 and a commitment from the Company’s CEO to advance the Company up to $0.75 million in funding should it be necessary through March 2008, we believe that our available credit line and available cash resources will provide sufficient cash resources to finance our operations and expected capital expenditures for the next twelve months.  The sufficiency of our cash resources may depend to a certain extent on general economic, financial, competitive or other factors beyond our control.  In addition, the payment of dividends on our outstanding preferred stock may reduce our available cash resources.  Moreover, despite actions to reduce our costs and improve our profitability, we expect our operating losses and net operating cash outflows to continue through at least the first quarter of 2007 and possibly throughout the remainder of fiscal year 2007.  We do not currently have any arrangements for additional financing, and we may not be able to secure additional debt or equity financing on terms that are acceptable to us, or at all, at the time when we need such funding.  Additionally, we may not have sufficient availability under our credit line when we need additional funds. Under the terms of our credit line, we may borrow an amount equal up to 80% of eligible accounts receivable balances.  In addition, we may obtain inventory advances equal to 35% of finished good inventory, capped at the lesser of the inventory availability, $300,000 or 35% of our total borrowing base. If our business does not generate sufficient cash flows from operations and sufficient financings are not available, we may not be able to operate or grow our business, pay our expenses when due or fund our other liquidity needs.

2. Summary of Significant Accounting Policies

Principles of Consolidation

Our consolidated financial statements include our accounts and those of our wholly owned subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and all highly liquid investments purchased with an original maturity of less than three months are considered to be cash and cash equivalents.

Short-term Investments

Short-term investments consist of U.S. government obligations and corporate securities with maturities between 90 days and one year as of the balance sheet date. Short-term investments are classified as available for sale.  These investments are valued at market value, which approximates amortized cost.  The difference between fair market value and amortized cost is not significant.  Realized gains and losses from the sale of short-term investments are included in other income, net and are derived using the specific identification method for determining the cost of securities.

Risk Concentration

Financial instruments, which potentially subject us to concentrations of credit risk, are primarily cash and cash equivalents, investments and accounts receivable.  Cash and cash equivalent deposits are at risk to the extent that they exceed Federal Deposit Insurance Corporation insured amounts.  To minimize risk, we place our investments in U.S. government obligations, corporate securities and money market funds.  Substantially all of our cash, cash equivalents and investments are maintained with two major U.S. financial institutions.

We sell our products to customers in diversified industries worldwide, primarily in North America, Europe and Asia. Fluctuations in currency exchange rates and adverse economic developments in foreign countries could adversely affect the Company’s operating results.  We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral.  We maintain reserves for potential credit losses, and such losses, in the aggregate, have not exceeded management expectations.

While we believe that many of the materials used in the production of our products are generally readily available from a variety of sources, certain components are available from one or a limited number of suppliers.  The inability of any supplier or manufacturer to fulfill supply requirements of the Company could impact future results.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are stated at the amount we expect to collect.  We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments.  Management considers the following factors when determining the collectibility of specific customer accounts:  customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms.  If the financial condition of our customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.  Based on management’s assessment, we provide for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance.  Balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Inventories and Change in Method for Valuing Inventory

Inventories are stated at the lower of cost or market. We value our inventories using average cost, which approximates actual cost on a first-in, first-out basis. Our management estimates the allowance required to state inventory at the lower of cost or market. There is a risk that we will forecast demand for our products and market conditions incorrectly and maintain excess inventories. Therefore, there can be no assurance that we will not maintain excess inventory and incur inventory lower of cost or market charges in the future.

Property and Equipment

Equipment is stated at cost less accumulated depreciation and is depreciated on a straight-line basis over the estimated useful lives of the assets.  Such lives vary from 1 to 3 years.  Furniture and fixtures are stated at cost less accumulated depreciation and is depreciated on a straight-line basis over the estimated useful lives of the assets.  Such lives vary from 1 to 5 years.  Leasehold improvements are stated at cost less accumulated amortization and are amortized on a straight-line basis over the shorter of estimated useful lives of the assets or the remaining terms of the leases.   Such lives vary from 2 to 5 years.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Repair and maintenance costs are expensed as incurred. Depreciation and amortization expense totaled approximately $97,000 and $185,000 for the years ended December 31, 2006 and 2005, respectively.

Long-Lived Assets

We follow the guidance in SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and review long-lived assets, including property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows to be generated by the asset.  If the carrying value exceeds the future undiscounted cash flows, the assets are written down to fair value using discounted cash flows.  As of December 31, 2006 and 2005, there was no impairment of long-lived assets.

Foreign Currency Translation

Our international subsidiaries use the United States dollar as their functional currency.  Although, our international offices pay operating expenses in their local currency, they are fully funded by us in United States dollars, and we exchange the United States dollars locally to settle operating expenses incurred.  As outlined in SFAS 52, assets and liabilities are translated at the exchange rate in effect at the balance sheet date, and income and expense accounts at average exchange rates during the year.  We recorded approximately $1,000 and $6,000 in operating expenses in 2006 and 2005, respectively, which represents the total accumulated foreign currency translation adjustments related to foreign offices.  These amounts also represent the annual change in the accumulated other comprehensive loss during 2006 and 2005.

Accounting for Stock Options

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which replaces SFAS 123 and supersedes APB Opinion No. 25.  SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition.

Prior to January 1, 2006, we accounted for employee stock-based compensation in accordance with APB 25 and followed the disclosure requirements in accordance with SFAS 148.  No compensation cost was recorded for stock options, as historically all options granted under our stock option plans have an exercise price equal (at minimum) to the market value of the underlying common stock on the date of grant.

We adopted SFAS 123(R) on January 1, 2006 using the modified prospective application method described in the statement. Results for prior periods have not been restated.  Stock-based compensation expense recognized during each period is based on the value of the portion of stock-based payment awards that is ultimately expected to vest.  Stock-based compensation expense recognized in the consolidated statement of operations during 2006 included compensation expense for stock-based payment awards granted prior to, but not yet vested, as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 148 and compensation expense for the stock-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with SFAS 123(R).  As stock-based compensation expense recognized in the statement of operations after December 31, 2005 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.  SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  In the pro forma information required under SFAS 148 for the periods prior to 2006, we accounted for forfeitures as they occurred.

By adopting SFAS 123(R) we anticipate recording substantial non-cash stock compensation expenses. The adoption of SFAS 123(R) is not expected to have a significant effect on our financial condition or cash flows but is expected to have a significant, adverse effect on our results of operations.

Effect of Adopting SFAS No. 123(R)

The effect of adopting SFAS No. 123(R) as of January 1, 2006 for the year ended December 31, 2006 (in thousands, except per share data) is as follows:

For Year Ended December 31, 2006

Stock-option compensation expense recognized (for stock options only):
Cost of revenue	$26
Research and development	109
Sales and marketing	178
General and administrative	128
Effect on net loss	$441
Effect on basic and diluted earnings per common share	$(0.06)

Pro Forma Presentation for Periods Prior to the Adoption of SFAS 123(R)

Under the modified prospective application method, results for prior periods have not been restated to reflect the effects of implementing SFAS No. 123(R).  The following pro forma information was reported, as required by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” for the year ended December 31, 2005.

For Year Ended
December 31, 2005

Net loss attributable to common stockholders	$(4,923)
Deduct: Total stock-based compensation determined under fair value-based method for all awards	(831)
Pro forma net loss attributable to common stockholders	$(5,754)
Net loss per share attributable to common stockholders:
as reported (basic and diluted)	$(0.77)
pro forma (basic and diluted)	$(0.90)
Weighted-average shares used in computation:
Basic and diluted	6,424

Valuation Assumptions

The fair values of option awards were estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions for fiscal years ending December 31, 2006 and 2005, respectively:

	2006	2005

Weighted average grant date fair value	$0.32	$2.34
Weighted average assumptions used:
Expected dividend yield	0.0%	0.0%
Risk-free interest rate	4.4%	3.9%
Expected volatility	106.0%	112.4%
Expected life (in years)	5	4.4

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Expected volatility is based on historical volatility and in part on implied volatility.  The expected term considers the contractual term of the option as well as historical exercise and forfeiture behavior.  The risk-free interest rate is based on the rates in effect on the grant date for U.S. Treasury instruments with maturities matching the relevant expected term of the award.

Net Loss Per Share

We report two separate earnings per share (“EPS”) numbers, basic EPS and diluted EPS.  Basic net loss attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders for the year by the weighted average number of common shares outstanding for the year.  Diluted net loss attributable to common stockholders per share is computed by dividing the net loss attributable to common stockholders for the year by the weighted average number of common shares and common stock equivalents outstanding for the year.  Our common stock equivalents include all common stock issuable upon conversion of convertible preferred stock and the exercise of outstanding options and warrants.  The aggregate number of common stock equivalents excluded from the loss per share calculation at December 31, 2006 and 2005 totaled 3,951,223 and 3,892,157, respectively.  Common stock equivalents are not included in the diluted loss per share for the years ended December 31, 2006 and 2005, as they are anti-dilutive as a result of incurring net losses during these years.

Revenue Recognition

We generally recognize product revenue upon shipment.  These products include both hardware and perpetual software licenses, as we do not currently offer software on a subscription basis.  We accrue for estimated warranty costs and sales returns at the time of shipment based on our experience.  There is a risk that technical issues on new products could result in unexpected warranty costs and returns.  However, as we migrate to more of a software-based business model, the warranty costs should continue to decline.  To the extent that they do decline, our warranty reserve will decrease.  To the extent that our warranty costs exceed our expectations, we will increase our warranty reserve to compensate for the additional expense expected to be incurred.  We review these estimates periodically and determine the appropriate reserve percentage.  However, to date, warranty costs and sales returns have not been material.  The customer may return a product only under very limited circumstances during the first thirty days from delivery for a replacement if the product is damaged or for a full refund if the product does not perform as intended.  Historically, most or our sales returns were related to hardware-based products.  As we continue to migrate away from the hardware-based products, these returns have declined.  In addition, the cost related to returns for repair and refurbishment have also declined, as our hardware costs and assembly costs have declined.  Most of our returns have been related to inventory held at distributors, as they have stock rotation privileges.  Since these returns are not related to sales, as they are maintained in deferred revenue until the distributors sell the product, these returns have not impacted our sales return allowance methodology.

We recognize software revenue from the licensing of our software products in accordance with Statement of Position (“SOP”) No. 97-2 “Software Revenue Recognition”, SOP 98-9 “Modification of 97-2, Software Revenue Recognition, with respect to certain transactions” and Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” whereby revenue from the licensing of our products is not recognized until all four of the following have been met: i) execution of a written agreement; ii) delivery of the product has occurred; iii) the fee is fixed and determinable; and iv) collectibility is probable. Bundled hardware and software product revenue is recognized at time of delivery, as our licenses are not sold on a subscription basis.  In the case of product sales, which include maintenance and customer support, a Vendor Specific Objective Evidence analysis would be performed to appropriately determine the amount of revenue derived from each deliverable.  All of our product offering and service offering market values are readily determined based on current and prior stand-alone sales.  We defer and recognize maintenance and support revenue over the term of the contract period, which is generally one year.

We generally recognize service revenue upon delivery of the contracted service.  Service revenue, primarily including maintenance, training and installation are recognized upon delivery of the service and typically are unrelated to product sales.  These services are not essential to the functionality of the delivered product.  To date, training and installation revenue has not been material.  These revenues are included in net customer support and maintenance revenues in the statement of operations.

Our normal payment terms offered to customers, distributors and resellers are net 30 days domestically and net 45 days internationally.  We do not offer payment terms that extend beyond one year and rarely do we extend payment terms beyond our normal terms.  If certain customers do not meet our credit standards, we do require payment in advance to limit our credit exposure.

Shipping and handling costs are billed to the customer and included in product revenue.  Our costs of shipping and handling are included in product cost of revenue.

Research and Development Costs

We incur research and development costs that relate primarily to the development of new security software, appliances and integrated solutions, and major enhancements to existing services and products. Research development costs are comprised primarily of salaries and related benefits expenses, contract labor and prototype and other related expenses.

Software development costs are included in research and development and are expensed as incurred. SFAS 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,” requires that software development costs incurred subsequent to reaching technological feasibility be capitalized, if material. If the process of developing a new product or major enhancement does not include a detailed program design, technological feasibility is determined only after completion of a working model. To date, the period between achieving technological feasibility and the general availability of such software has been short, and the software development costs qualifying for capitalization have been insignificant.

Severance Charges

In connection with our continued shift to our new intrusion detection and security appliance product lines, we streamlined operations and activities that are not aligned with these core markets and strategies.  During 2006, we recorded $10 thousand for severance as a result of reductions in force.  During 2005, we recorded $0.1 million for severance as a result of reductions in force.  Severance obligations were paid prior to December 31, 2006 and 2005 for the respective reporting periods, and we were not receiving further benefit from the severed individuals after December 31, 2006 and 2005, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates are used for, but not limited to, the accounting for doubtful accounts, sales discounts, sales returns, revenue recognition, warranty costs, inventory obsolescence, depreciation and taxes. Actual results could differ from these estimates.

Income Taxes

We account for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes,” which uses the liability method to calculate deferred income taxes. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts. The realization of deferred tax assets is based on historical tax positions and expectations about future taxable income. The liability method also requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent that realization of such benefits is more likely than not.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Recent Accounting Pronouncements

FASB Interpretation No. 48 - Accounting for Uncertainty in Income Taxes

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006 (January 1, 2007 for us). FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. We are currently evaluating the impact, if any, the adoption of FIN 48 will have on our financial statements.

SFAS No. 157 - Fair Value Measurements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for us).  We are currently evaluating the impact, if any, the adoption of FIN 157 will have on our financial statements.

3. Balance Sheet Detail (in thousands)

Inventories

	December 31,
	2006	2005
Finished products	$180	$290
Work in process	8	8
Demonstration systems	21	75
	$209	$373

Other Accrued Expenses

	December 31,
	2006	2005

Accrued sales commissions	$10	$26
Accrued payroll	115	141
Accrued property taxes	26	63
Accrued sales taxes	34	139
Other	98	46
	$283	$415

4. Commitments and Contingencies

Leases

We lease office space for our corporate headquarters in Richardson, Texas under an operating lease, the base term of which expires in February 2010.  We lease office space in San Diego, California for a portion of our security software research and development staff under an operating lease that expired in August 2006 and has continued on a month to month basis.

  The Company’s lease for the headquarters facility contains escalation provisions.  In accordance with SFAS 13 “Accounting for Leases,” FASB Technical Bulletin 88-1 “Issues Relating to Accounting for Leases,” and FASB Technical Bulletin 85-3 “Accounting for Operational Leases with Scheduled Rent Increases,” the Company records rent expense on facility leases on a straight-line basis.  Real estate taxes, insurance and maintenance expenses are the obligations of the Company.  Rent expense totaled approximately $486,000 and $600,000 for the years ended December 31, 2006 and 2005, respectively.

Future minimum lease payments consisted of the following on December 31, 2006 (in thousands):

2007	$378
2008	393
2009	409
2010	68
$1,248

Legal Proceedings

We are subject to legal proceedings and claims that arise in the ordinary course of business. We do not believe that the outcome of those matters will have a material adverse affect on our consolidated financial position, operating results or cash flows. However, there can be no assurance such legal proceedings will not have a material impact.

We are not aware of any material claims outstanding or pending against Intrusion Inc. at December 31, 2006.

5. Employee Benefit Plans

Employee Stock Purchase Plan

On April 24, 1997, we adopted an Employee Stock Purchase Plan (the “Purchase Plan”) under which 125,000 shares of common stock have been reserved for issuance. Eligible employees may designate not more than 10% of their compensation to be deducted each pay period for the purchase of common stock under the Purchase Plan. The Purchase Plan was amended January 17, 2001 to increase the maximum number of shares that can be purchased per participant from 500 shares to 1,000 shares per offering. Each participant may purchase up to 2,000 shares in any one calendar year. On January 31 and July 31 of each calendar year, shares of common stock are purchased with the employees’ payroll deductions over the immediately preceding six months at a price per share of 85% of the lesser of the market price of the common stock on the purchase date or the market price on the first day of the six-month period. The Purchase Plan will terminate no later than April 24, 2007. No shares were purchased under the Purchase Plan in the years ended December 31, 2006 and December 31, 2005.  A total of 45,702 shares have been issued under the Purchase Plan and 79,298 shares are available for purchase as of December 31, 2006.

Employee 401(k) Plan

We adopted a plan known as the Intrusion Inc. 401(k) Savings Plan (the “Plan”) to provide retirement and incidental benefits for our employees.  The Plan covers substantially all employees who meet minimum age and service requirements.  As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax deferred salary deductions for eligible employees.

Employees may contribute from 1% to 25% of their annual compensation to the Plan, limited to a maximum amount as set by the Internal Revenue Service.  Participants who are over the age of 50 may contribute an additional amount of their salary per year, as defined annually by the Internal Revenue Service.  We match employee contributions at the rate of $0.25 per each $1.00 of contribution on the first 4% of compensation.  Matching contributions to the Plan were approximately $23,000 and $24,000 for the years ended December 31, 2006 and 2005, respectively.

6. Line of Credit

On March 29, 2006, we established a $1,000,000 line of credit with Silicon Valley Bank which may increase to $2,000,000 if we have EBITDA of at least $200,000 for two consecutive quarters.  Under the terms of this agreement, we may borrow an amount equal up to 80% of eligible accounts receivable balances.  In addition, we may obtain inventory advances equal to 35% of finished goods inventory, capped at the lesser of the inventory availability, $300,000 or 35% of our total borrowing base.  The financial covenant is a ratio of unrestricted cash on deposit with Silicon Valley Bank plus the amount equal to 80% of our eligible accounts receivable to the amount of the obligations of not less than 1.25:1.00. Beginning on the date the revolving line increases to $2,000,000 and measured thereafter on a rolling three (3) month basis as of the end of each month, EBITDA, less the aggregate amount of Permitted Dividends, must be at least $0.00. If our credit line increases to $2,000,000, inventory advances will be capped at the lesser of the inventory availability, $600,000 or 35% of our borrowing base.  We have current balance due under this credit line of $200,000 at December 31, 2006.  Also, assuming eligible receivables and inventory equal to the $844,000 of net accounts receivable and the $180,000 of finished goods inventory we had at December 31, 2006, we could borrow up to an additional $139,000 under our credit line at December 31, 2006.  Amounts we borrow under the credit line accrue interest at an annual rate of prime plus 1% and are secured by a lien on all of our assets.  As described in Note 12, the line of credit was renewed on March 29, 2007, accrued interest on all outstanding amounts is payable monthly in arrears and all outstanding principal and accrued but unpaid interest on the amounts we borrow are due on March 28, 2008.

7. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There are no deferred tax liabilities as of December 31, 2006 and 2005.  Significant components of our deferred tax assets as of December 31, 2006 and 2005 are as follows (in thousands):

	December 31
	2006	2005

Net operating loss carryforwards	$30,462	$29,355
Net operating loss carryforwards of foreign subsidiaries	374	374
Book over tax depreciation	94	87
Intangibles	939	1,118
FAS 123 options expense	162	—
Vacation accrual	78	97
Allowance for doubtful accounts and returns	24	26
Warranty accrual	18	18
Inventory allowance	69	51
Other	1,553	1,587
Deferred tax assets	33,773	32,713
Valuation allowance for deferred tax assets	(33,773)	(32,713)
Deferred tax assets, net of allowance	$—	$—

Deferred tax assets are required to be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Realization of the future benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the near to medium term.  Management has considered these factors in determining the valuation allowance for 2006 and 2005.

The differences between the provision for income taxes and income taxes computed using the federal statutory rate for the years ended December 31, 2006 and 2005 are as follows (in thousands):

	2006	2005

Reconciliation of income tax benefit to statutory rate:
Income tax benefit at statutory rate	$(1,028)	$(1,129)
State income taxes, net of federal income tax benefit	(80)	(87)
Change in valuation allowance	1,060	1,205
Other	48	11
	$—	$—

At December 31, 2006, we had federal net operating loss carryforwards of $83.1 million for income tax purposes that begin to expire in 2008 and are subject to the ownership change limitations under Internal Revenue Code Section 382. We also had $96.5 million of state net operating loss carryforwards.  Net operating loss carryforwards of the foreign subsidiaries of $0.4 million at December 31, 2006 are available indefinitely for offset only against taxable income generated by the foreign subsidiaries.

We made no federal tax payments during 2006 and 2005, and did not receive any federal income tax refunds in 2006 or 2005 for income taxes paid in previous years.

8. Stock Options

At December 31, 2006, we had three stock-based compensation plans, which are described below. These plans were developed to retain and attract key employees and directors.

In 1995, we adopted our 1995 Stock Option Plan (the “1995 Plan”), which provides for the issuance of up to 400,000 shares of common stock upon exercise of options granted pursuant to the 1995 Plan. On April 26, 2001, our stockholders increased the overall number of shares available for issuance pursuant to the plan to 825,000 shares of common stock. The 1995 Plan provides for the issuance of both non-qualified and incentive stock options to our employees, officers, and employee-directors. The 1995 Plan expired by its terms on March 21, 2005 and no options were available for future issuance after the expiration.  At December 31, 2006, 67,365 employee options have been exercised and employee options to purchase a total of 398,631 shares of common stock are outstanding.  A total of 2,290,295 options have been granted pursuant to the 1995 Plan, of which, 1,824,299 have been cancelled.

In 1995, we adopted the 1995 Non-Employee Director Stock Option Plan (the “1995 Non-Employee Director Plan”).  The 1995 Non-Employee Director Plan provided for the issuance of non-qualified stock options to non-employee directors. The 1995 Non-Employee Director Plan was amended in April 2002 to increase the number of shares available for issuance to 65,000 from 40,000 shares. The 1995 Non-Employee Director Plan expired by its terms on March 21, 2005 and no options were available for future issuance after the expiration.  No options have been exercised under the 1995 Non-Employee Director Plan.  Non-employee options to purchase a total of 32,500 shares of common stock are outstanding at December 31, 2006. A total of 62,500 options have been granted to directors pursuant to the 1995 Non-Employee Director Plan, of which, 30,000 have been cancelled.

On March 17, 2005, the Board approved the 2005 Stock Incentive Plan (the “2005 Plan”), which was approved by the stockholders on June 14, 2005.  The 2005 Plan serves as a replacement for the 1995 Non-Employee Director Plan and the 1995 Option Plan which expired by their terms on March 21, 2005.  The approval of the 2005 Plan had no effect on the 1995 Plans or any options granted pursuant to either plan.  All options will continue with their existing terms and will be subject to the 1995 Non-Employee Director Plan or the 1995 Plan, as applicable.  Further, the Company will not be able to re-issue any option which is cancelled or terminated under the 1995 Non-Employee Director Plan or the 1995 Option Plan.  The 2005 Plan provides for the issuance of up to 750,000 shares of common stock upon exercise of options granted pursuant to the 2005 Plan.  The 2005 Plan consists of three (3) separate equity incentive programs: the Discretionary Option Grant Program; the Stock Issuance Program; and the Automatic Option Grant Program for non-employee Board members.  Officers and employees, non-employee Board members and independent contractors are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs.  Participation in the Automatic Option Grant Program is limited to non-employee members of the Board.  Each non-employee Board member will receive an option grant for 10,000 shares of Common Stock upon initial election or appointment to the Board, provided that individual has not previously been employed by the Company in the preceding six (6) months.  In addition, on the date of each annual stockholders meeting, each Board member will automatically be granted an option to purchase 5,000 shares of Common Stock, provided he or she has served as a non-employee Board member for at least six (6) months.  At December 31, 2006, no 2005 plan options have been exercised and employee and non-employee Board member options to purchase a total of 654,500 shares of common stock are outstanding.  A total of 726,500 options have been granted under the 2005 Plan, of which 72,000 have been cancelled and options for 95,500 shares remain available for future grant.  No shares have been issued pursuant to the Stock Issuance Program.

Common shares reserved for future issuance, including conversions of preferred stock, warrants, outstanding options and options available for future grant under all of the stock option plans and employee stock purchase plans total approximately 4,126,021 million shares at December 31, 2006 as follows:

(In thousands)	Outstanding	Available for Future Grant

Preferred Stock	1,342	—
Warrants	1,524	—
1995 Plan	399	—
1995 Non-Employee Director Plan	32	—
2005 Plan	655	96
Employee Stock Purchase Plan	—	79
Total	3,952	175

The Compensation Committee of our Board of Directors determines for all employee options, the term of each option, option exercise price within limits set forth in the plans, number of shares for which each option is granted and the rate at which each option is exercisable (generally ratably over one, three or five years from grant date). However, the exercise price of any incentive stock option may not be less than the fair market value of the shares on the date granted (or less than 110% of the fair market value in the case of optionees holding more than 10% of our voting stock of the Company), and the term cannot exceed ten years (five years for incentive stock options granted to holders of more than 10% of our voting stock).

Stock Incentive Plan Summary

A summary of our stock option activity and related information for the years ended December 31, 2006 and 2005 is as follows:

	2006		2005
	Number of Options (in thousands)	Weighted Average Exercise Price	Number of Options (in thousands)	Weighted Average Exercise Price

Outstanding at beginning of year	891	$5.48	404	$11.08
Granted at price = market value	367.44		579	3.01
Granted at price > market value	60.33		—	—
Exercised	(1)	.76	(1)	2.02
Forfeited	(69)	2.75	(63)	2.45
Expired	(162)	8.42	(28)	41.73

Outstanding at end of year	1,086	$3.23	891	$5.48
Options exercisable at end of year	554	$5.47	307	$10.29

Stock Options Outstanding and Exercisable

Information related to stock options outstanding at December 31, 2006, is summarized below:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding at 12/31/06 (in thousands)	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Exercisable at 12/31/06 (in thousands)	Weighted Average Exercise Price

$0.30-$2.00	526	8.51 years	$0.62	97	$1.46
$2.01-$5.00	484	7.90 years	$3.02	382	$3.06
$5.01-$10.00	39	4.81 years	$5.97	38	$5.97
$10.01-$20.00	17	4.02 years	$19.21	17	$19.21
$20.01-$63.00	20	3.32 years	$57.78	20	$57.78
	1,086	7.94 years	$3.23	554	$5.47

Summarized information about outstanding stock options as of December 31, 2006, that are fully vested and those that are expected to vest in the future as well as stock options that are fully vested and currently exercisable, are as follows:

	Outstanding Stock Options (Fully Vested and Expected to Vest)*	Options that are Exercisable
As of December 31, 2006
Number of outstanding options	1,084	554
Weighted average remaining contractual life	.76	7.04
Weighted average exercise price per share	$3.24	$5.47
Intrinsic value	$58.6	$0

*  Includes effects of expected forfeitures

The exercisable options detailed in the table above have a $0 intrinsic value as the fair market value on December 31, 2006 is less than the exercise prices of all of the exercisable options. As of December 31, 2006, the total unrecognized compensation cost related to non-vested options not yet recognized in the statement of operations totaled approximately $139 thousand (including expected forfeitures) and the weighted period over which these awards are expected to vest was 1.56 years.

9. Preferred Stock

5% Preferred Stock

On March 25, 2004, we completed a $5.0 million private placement of our 5% convertible preferred stock and warrants.  In the private placement, we sold 1,000,000 shares of our 5% preferred stock at a price of $5.00 per share for gross proceeds of $5.0 million, less $275,000 of issuance costs.  The 5% preferred shares were initially convertible into 1,590,331 shares of common stock at a conversion price of $3.144 per share.  Holders of the 5% convertible preferred stock include 140,000 shares purchased by our CEO and 60,000 shares purchased by a director of the Company.

The 5% dividends related to the 5% preferred stock are paid semi-annually on the last business day in March and September of each year, beginning with September 2004.  Preferred stockholders vote together with common stockholders on an as converted to common stock basis.  Based on the conversion rate of the preferred stock, holders of our 5% preferred stock will receive 1.5903 votes per share rounded to the nearest whole number.  The liquidation preference for the 5% preferred stock is an amount equal to $5.00 per share plus any accrued and unpaid dividends.  Holders of our 5% preferred stock have liquidation preference rights over common stockholders.

Included in this transaction were warrants to purchase 556,619 shares of common stock at an exercise price of $3.144 per share.  Warrant holders include 80,000 held by our CEO and 30,000 held by a director of the Company.  In connection with the closing of this private placement, we issued warrants to purchase 64,408 shares of our common stock at an exercise price of $3.144 per share to our financial advisor for assistance with the private placement.  All of the warrants were immediately exercisable and expire on March 25, 2009.  These 621,027 warrants were valued at $1.2 million using the Black-Scholes model and have been treated as a discount to the 5% Preferred Stock and recorded as an increase in additional paid in capital.  The issuance of the warrants resulted in a beneficial conversion feature to the 5% preferred stock valued at $0.9 million.  In accordance with EITF 98-5, the beneficial conversion feature was fully amortized in the first quarter of 2004, as the preferred stock does not have a stated maturity and is immediately convertible into common stock.  This beneficial conversion feature is included in the net loss attributed to common stockholders.

The 5% preferred stock was recorded as the financing proceeds of $5.0 million less $275,000 issuance costs and the fair value of the warrants issued in conjunction with the 5% preferred stock of $1.2 million.

We have the right to redeem any or all of the outstanding 5% preferred stock at a price of $5.00 per share plus accrued dividends at any time after September 25, 2004 if certain conditions are met.

During 2005, 580,304 shares of our 5% preferred stock were converted into 922,875 shares of our common stock.  There were no conversions of our 5% preferred stock during 2006.  At December 31, 2006 there are 259,696 shares of our 5% preferred stock outstanding.

Series 2 5% Preferred Stock

On March 28, 2005, we completed a $2.7 million private placement of Series 2 5% convertible preferred stock and warrants.  In the private placement, we sold 1,065,200 shares of preferred stock at a price of $2.50 per share for gross proceeds of $2.7 million, less $173,000 of issuance costs.  The shares of Series 2 5% preferred stock are convertible into 1,065,200 shares of common stock at an initial conversion price of $2.50 per share.  Holders of the Series 2 5% preferred stock include 160,000 shares purchased by our CEO and 60,000 shares purchased by a director of the Company.

The 5% dividends accruing on the Series 2 5% preferred stock are required to be paid quarterly on the first business day in March, June, September and December of each year, beginning with June 2005.  The liquidation preference for the preferred stock is an amount equal to $2.50 per share plus any accrued and unpaid dividends.  Holders of our Series 2 5% preferred stock have liquidation preference rights over our 5% preferred stock holders as well as our common stockholders.  The holders of the Series 2 5% preferred stock are not entitled to vote on any matter, except as otherwise required by law or with respect to certain limited matters specified in the Certificate of Designations creating the Series 2 5% preferred stock.

Included in this transaction were warrants to purchase 532,600 shares of common stock at an exercise price of $2.77 per share.  Warrant holders include 80,000 held by our CEO and 30,000 held by a director of the Company.  The relative fair value of these warrants was valued at $0.7 million using the Black-Scholes model and has been recorded as a discount to the Series 2 5% preferred stock and an increase in additional paid-in capital.  The issuance of these warrants also resulted in a beneficial conversion feature to the Series 2 5% preferred stock valued at $0.9 million.  In accordance with EITF 98-5, the beneficial conversion feature was fully amortized in the first quarter of 2005, as the preferred stock does not have a stated maturity and is immediately convertible into common stock.  This beneficial conversion feature is included in the net loss attributed to common stockholders.  In connection with the closing of this private placement, we issued warrants to purchase 60,390 shares of our common stock at an exercise price of $2.77 per share to two affiliates of our financial advisor for assistance with the private placement.  These warrants were valued at $0.1 million using the Black-Scholes model and have been recorded as a reduction to the Series 2 5% preferred stock and an increase to additional paid-in capital.

The Series 2 5% preferred stock was recorded as the net of the proceeds of $2.7 million less $173,000 issuance costs and the fair value of the warrants issued in conjunction with the Series 2 5% preferred stock totaling $0.8 million.

Holders of Series 2 5% preferred stock have the right to require us to redeem any or all of the their shares upon the occurrence of certain events within the Company’s control that are defined in Certificate of Designation at a price equal the sum of (1) the greater of $3.25 and the product of the volume weighted average price of our common stock on the trading day immediately preceding the event multiplied by $2.50 divided by the conversion price then in effect plus (2) any accrued but unpaid dividends on the Series 2 5% preferred stock plus (3) all liquidated damages or other amounts payable to the holders of Series 2 5% preferred stock.

During 2005, 565,200 shares of Series 2 5% preferred stock were converted into 565,200 shares of our common stock.  During 2006, 40,000 shares of Series 2 5% preferred stock were converted into 40,000 shares of our common stock.  At December 31, 2006 there are 460,000 shares of Series 2 5% preferred stock outstanding.

Series 3 5% Preferred Stock

On December 2, 2005, we completed a $1.2 million private placement of Series 3 5% convertible preferred stock and warrants.  In the private placement, we sold 564,607 shares of preferred stock at a price of $2.18 per share for gross proceeds of $1.2 million, less $100,000 of issuance costs.  The shares of Series 3 5% preferred stock are convertible into 564,607 shares of common stock at an initial conversion price of $2.18 per share.  Holders of the Series 3 5% preferred stock include 55,046 shares purchased by our CEO and 27,523 shares purchased by a director of the Company.

The 5% dividends accruing on the Series 3 5% preferred stock are required to be paid quarterly on the first business day in March, June, September and December of each year, beginning with March 1, 2006.  The liquidation preference for the preferred stock is an amount equal to $2.18 per share plus any accrued and unpaid dividends.  Holders of our Series 3 5% preferred stock have liquidation preference rights over holders of our 5% preferred, Series 2 5% preferred stock and common stock.  The holders of the Series 3 5% preferred stock are not entitled to vote on any matter, except as otherwise required by law or with respect to certain limited matters specified in the Certificate of Designations creating the Series 3 5% preferred stock.

Included in this transaction were warrants to purchase 282,306 shares of common stock at an exercise price of $2.58 per share.  Warrant holders include 27,523 held by our CEO and 13,762 held by a director of the Company.  The relative fair value of these warrants was valued at $0.3 million using the Black-Scholes model and has been recorded as a discount to the Series 3 5% preferred stock and an increase in additional paid-in capital.  The issuance of these warrants also resulted in a beneficial conversion feature to the Series 3 5% preferred stock valued at $0.5 million.  In accordance with EITF 98-5, the beneficial conversion feature was fully amortized on the grant date, as the preferred stock does not have a stated maturity and is immediately convertible into common stock.  This beneficial conversion feature is included in the net loss attributed to common stockholders.  In connection with the closing of this private placement, we issued warrants to purchase 27,531 shares of our common stock at an exercise price of $2.58 per share to an affiliate of our financial advisor for assistance with the private placement.  These warrants were valued at $37,000 using the Black-Scholes model and have been recorded as a reduction to the Series 3 5% preferred stock and an increase to additional paid-in capital.

The Series 3 5% preferred stock was recorded as the net of the proceeds of $1.2 million less $100,000 issuance costs and the fair value of the warrants issued in conjunction with the Series 3 5% preferred stock totaling $0.3 million.

Holders of Series 3 5% preferred stock have the right to require us to redeem any or all of the their shares upon the occurrence of certain events within the Company’s control that are defined in Certificate of Designation at a price equal the sum of (1) the greater of $2.834 and the product of the volume weighted average price of our common stock on the trading day immediately preceding the event multiplied by $2.18 divided by the conversion price then in effect plus (2) any accrued but unpaid dividends on the Series 3 5% preferred stock plus (3) all liquidated damages or other amounts payable to the holders of Series 3 5% preferred stock.

During 2006, 95,872 shares of Series 3 5% preferred stock were converted into 95,872 shares of our common stock.  At December 31, 2006 there are 468,735 shares of Series 3 5% preferred stock outstanding.

10. Common Stock Private Placement

On December 28, 2006, we completed a private placement of 1,250,000 shares of our Common Stock for gross proceeds of $500,000.  G. Ward Paxton, our Chairman, President and Chief Executive Officer purchased 1,000,000 shares for a total of $400,000.  Michael L. Paxton, our Vice President and Chief Financial Officer purchased 250,000 shares for a total of $100,000.

As described in Note 12, on March 15, 2007, we completed an additional private placement of 925,926 shares of our Common Stock for gross proceeds of $500,000.  G. Ward Paxton, our Chairman, President and Chief Executive Officer purchased 833,333 shares for a total of $450,000.  Michael L. Paxton, our Vice President and Chief Financial Officer purchased 92,593 shares for a total of $50,000.

11. Segments, Major Customers and Geographic Information

Our operations are concentrated in one area—security software and appliances.  Sales to the U.S. Government through direct and indirect channels totaled 73.6% of total revenues for 2006 and 70.7% of total revenues for 2005.  During 2006 approximately 65.6% of total revenues are attributable to three government customers.  During 2005 approximately 59.7% of total revenues are attributable to three government customers.  There were no individual commercial customers in 2006 or 2005 that exceeded 10% of total revenues for that year.  Our similar product and service offerings are not viewed as individual segments, as our management analyzes the business as a whole and expenses are not allocated to each product offering.

Export sales (based on our customers location), primarily to Europe, Asia and Canada, were $0.5 million in 2006 and $0.6 million in 2005. No significant long-lived assets are deployed outside of the United States.  Our foreign operations act only as sales support offices in those regions.

12. Subsequent Events

On March 29, 2007, we renewed our existing $1,000,000 line of credit with Silicon Valley Bank.  Under the terms of this agreement, we may borrow an amount equal up to 80% of eligible accounts receivable balances.  In addition, we may obtain inventory advances equal to 35% of finished goods inventory, capped at the lesser of the inventory availability, $300,000 or 35% of our total borrowing base.  The line of credit will increase to $2,000,000 upon achieving two consecutive quarters of $200,000 in positive EBITDA.  If the credit line increases to $2,000,000, inventory advances will be capped at the lesser of the inventory availability, $600,000 or 35% of our borrowing base.  Amounts we borrow under the credit line accrue interest at an annual rate of prime plus 1% and are secured by a lien on all of our assets.  Accrued interest on all outstanding amounts is payable monthly in arrears and all outstanding principal and accrued but unpaid interest on the amounts we borrow are due on March 28, 2008.

 On March 15, 2007, we completed an additional private placement of 925,926 shares of our Common Stock for gross proceeds of $500,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers

Our Amended and Restated Bylaws, filed as Exhibit 3.3 hereto, provide that we must indemnify our directors to the fullest extent permitted under Nevada law and may indemnify, if so authorized by our board of directors, our officers and any other person whom we have the power to indemnify against liability, reasonable expense or other matter whatsoever. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us.

Our Amended and Restated bylaws also permit us to maintain insurance on behalf of our company and any person whom we have the power to indemnify.  The Company has purchased directors and officers liability insurance.

Other Expenses of Issuance and Distribution

Expenses incurred or (expected) relating to this Registration Statement and distribution are as follows.  The amounts set forth are estimates except for the SEC registration fee.

Amount
SEC registration fee	$200.00
Printing and engraving expenses*	$2,000.00
Professional fees and expenses*	$5,000.00
Transfer agent’s and registrar’s fees ad expenses*	$1,000.00
Miscellaneous*	$1,000.00

Total*	$9,200.00

*Estimates

The Registrant will bear all of the expenses shown above.

RECENT SALES OF UNREGISTERED SECURITIES

On December 28, 2006, we completed a private placement of 1,250,000 shares of our Common Stock for gross proceeds of $500,000.  G. Ward Paxton, our Chairman, President and Chief Executive Officer purchased 1,000,000 shares for a total of $400,000.  Michael L. Paxton, our Vice President and Chief Financial Officer purchased 250,000 shares for a total of $100,000.

On March 15, 2007, we completed an additional private placement of 925,926 shares of our Common Stock for gross proceeds of $500,000.  G. Ward Paxton, our Chairman, President and Chief Executive Officer purchased 833,333 shares for a total of $450,000.  Michael L. Paxton, our Vice President and Chief Financial Officer purchased 92,593 shares for a total of $50,000.

These securities were issued pursuant to the private placement exemption available under Section 4(2) of the Securities Act of 1933.

Other than the securities mentioned above, we have not issued or sold any securities without registration for the past three (3) years from the date of this Registration Statement.

EXHIBITS

The following Exhibits are filed herewith pursuant to Item 601 of Regulation S-B or incorporated herein by reference to previous filings as noted:

Exhibit Number	Description of Exhibit
2.1(3)	Certificate of Ownership and Merger Merging Intrusion.com, Inc. into Intrusion Inc.
3.1(5)	Amended and Restated Certificate of Incorporation of the Registrant
3.2(7)	Certificate of Amendment to Certificate of Incorporation of Registrant
3.3(8)	Certificate of Designation for the Registrant’s 5% Convertible Preferred Stock
3.4(10)	Certificate of Designations of the Registrant’s Series 2 5% Convertible Preferred Stock
3.5(11)	Certificate of Designation for the Registrant’s Series 3 5% Convertible Preferred Stock
3.6(4)	Bylaws of the Registrant
4.1(9)	Specimen Common Stock Certificate
4.2(8)	Specimen 5% Convertible Preferred Stock Certificate
4.3(10)	Specimen Series 2 5% Convertible Preferred Stock Certificate
4.4(11)	Specimen Series 3 5% Convertible Preferred Stock Certificate
4.5(8)	Form of Warrant to Purchase Shares of Common Stock issued to the investors in the Registrant’s March 25, 2004 private placement
4.6(8)	Warrant to Purchase Common Stock dated March 25, 2004, issued by the Registrant to Black Point Partners
4.7(8)	Registration Rights Agreement dated as of March 25, 2004, by and among the Registrant and the entities listed on Schedule A thereto
4.8(8)	Form of Lock-Up Agreement executed by the Registrant’s officers and directors in connection with the Registrant’s March 25, 2004 private placement
4.9(10)	Form of Common Stock Purchaser Warrant issued to the investors in the Registrant’s March 28, 2005 private placement
4.10(10)	Form of Representative’s Warrant for the Purchase of Shares of Common Stock issued to certain affiliates of Stonegate Securities, Inc. on March 28, 2005
4.11(10)	Registration Rights Agreement dated as of March 28, 2005, by and among the Registrant and each of the purchasers listed on the signature pages thereto
4.12(10)	Form of Voting Agreement executed by each of the officers and directors of Registrant in connection with the March 28, 2005 private placement
4.13(10)	Securities Purchase Agreement dated as of March 28, 2005, by and among the Registrant and the investors listed on Exhibit A thereto
4.14(10)	Placement Agency Agreement dated February 7, 2005, by and between the Registrant and Stonegate Securities, Inc.
4.15(11)	Form of Common Stock Purchaser Warrant issued to the investors in the Registrant’s December 2, 2005 private placement
4.16(11)	Form of Representative’s Warrant for the Purchase of Shares of Common Stock issued to certain affiliates of Stonegate Securities, Inc. on December 2, 2005
4.17(11)	Registration Rights Agreement dated as of December 2, by and among the Registrant and each of the purchasers listed on the signature pages thereto
4.18(11)	Form of Voting Agreement executed by each of the officers and directors of Registrant in connection with the December 2, 2005 private placement
4.19(11)	Securities Purchase Agreement dated as of December 2, 2005, by and among the Registrant and the investors listed on Exhibit A thereto
4.20(11)	Placement Agency Agreement dated December 2, 2005, by and between the Registrant and Stonegate Securities, Inc.
5.1(18)	Opinion of Patton Boggs LLP, regarding the legality of the securities covered in this registration statement
10.1(1)	1987 Incentive Stock Option Plan of the Registrant, as amended
10.2(1)	1995 Stock Option Plan of the Registrant, as amended
10.3(1)	Form of Indemnification Agreement
10.4(2)	1995 Non-Employee Directors Stock Option Plan of the Registrant (amended and restated as of January 10, 2002)
10.5(9)	Lease Agreement between CalWest Industrial Holdings Texas, L.P. and Intrusion Inc.
10.6(8)	Securities Purchase Agreement dated as of March 25, 2004, by and among the Registrant and the purchasers listed on Exhibit A thereto
10.7(4)	Amended and Restated 401(k) Savings Plan of the Registrant
10.8(4)	1997 Employee Stock Purchase Plan of the Registrant, as amended January 17, 2001
10.9(6)	Intrusion Inc. 401(k) Savings Plan Summary of Material Modifications
10.10(12)	2005 Stock Incentive Plan of the Registrant
10.11(12)	Form of Notice of Grant of Stock Option
10.12(12)	Form of Stock Option Agreement
10.13(12)	Form of Stock Issuance Agreement
10.14(12)	Form of Notice of Grant of Non-Employee Director Automatic Stock Option (Initial Grant)
10.15(12)	Form of Notice of Grant of Non-Employee Director Automatic Stock Option (Annual Grant)
10.16(12)	Form of Automatic Stock Option Agreement
10.17(13)	Waiver of Liquidated Damages dated as of July 23, 2004, by and among the Registrant, G. Ward Paxton and James F. Gero
10.18(14)	Loan and Security Agreement dated as of March 29, 2006, by and between the Registrant and Silicon Valley Bank
10.19(14)	Intellectual Property Security Agreement dated as of March 29, 2006, by and between the Registrant and Silicon Valley Bank
10.20(15)	Subscription and Investment Representation Agreement by and between Intrusion Inc. and G. Ward Paxton, dated December 28, 2006.
10.20(15)	Subscription and Investment Representation Agreement by and between Intrusion Inc. and Michael L. Paxton, dated December 28, 2006.
10.20(16)	Subscription and Investment Representation Agreement by and between Intrusion Inc. and G. Ward Paxton, dated March 15, 2007.
10.20(16)	Subscription and Investment Representation Agreement by and between Intrusion Inc. and Michael L. Paxton, dated March 15, 2007.
21(5)	List of Subsidiaries of Registrant
23.1(17)	Consent of KBA Group LLP, Independent Registered Public Accounting Firm

(1)                                  Filed as an Exhibit in the Registrant’s Registration Statement on Form S-1, as amended (File No. 33-6899), which was declared effective on May 21, 1992, by the Securities and Exchange Commission, which Exhibit is incorporated herein by reference.

(2)                                  Filed as an Exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A in connection with the solicitation of proxies for its 2002 Annual Meeting of Stockholders, which Exhibit is incorporated herein by reference.

(3)                                 Filed as an Exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A in connection with the solicitation of proxies for its 2002 Annual Meeting of Stockholders, which Exhibit is incorporated herein by reference.

(4)                                  Filed as an Exhibit to the Registrants’ Annual Report on Form 10-K, for the fiscal year ended December 31, 2000.

(5)                                 Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which Exhibit is incorporated herein by reference.

(6)                                  Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, which Exhibit is incorporated herein by reference.

(7)                                  Filed as an Exhibit to the Registrant’s Definitive Proxy Statement on Schedule 14A in connection with the solicitation of proxies for its Special Meeting of Stockholders held March 18, 2004, which Exhibit is incorporated herein by reference.

(8)                                  Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated March 26, 2004 (as amended), which Exhibit is incorporated by reference.

(9)                                  Filed as an Exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (as amended), which Exhibit is incorporated herein by reference.

(10)                           Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated March 29, 2005, which Exhibit is incorporated herein by reference

(11)                           Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated December 6, 2005, which Exhibit is incorporated herein by reference.

(12)                           Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated June 15, 2005, which Exhibit is incorporated herein by reference.

(13)                           Filed as an Exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which Exhibit is incorporated herein by reference.

(14)                           Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated March 29, 2006, which Exhibit is incorporated herein by reference.

(15)                           Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated January 4, 2007, which Exhibit is incorporated herein by reference.

(16)                           Filed as an Exhibit to the Registrant’s Current Report on Form 8-K dated March 16, 2007, which Exhibit is incorporated herein by reference.

(17)                            Filed herewith.

(18)                            Filed as Exhibit 5.1 to the Registrant’s Form S-3 registration filed on January 5, 2006, which Exhibit is incorporated herein by reference.

UNDERTAKINGS

The small business issuer will:

(1)            File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)             Include in any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)            File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for the liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 12, 2007		INTRUSION INC.
(Registrant)

	By:	/s/ G. WARD PAXTON
G. Ward Paxton
Chairman, President, and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ G. WARD PAXTON	Chairman, President,	April 12, 2007
G. Ward Paxton	Chief Executive Officer, and Director

/s/ T. JOE HEAD	Vice Chairman, Vice President	April 12, 2007
T. Joe Head	and Director

/s/ MICHAEL L. PAXTON	Vice President, Chief Financial	April 12, 2007
Michael L. Paxton	Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)

/s/ JAMES F. GERO	Director	April 12, 2007
James F. Gero

/s/ J. FRED BUCY, JR.	Director	April 12, 2007
J. Fred Bucy, Jr.

/s/ DONALD M. JOHNSTON	Director	April 12, 2007
Donald M. Johnston